As filed with the Securities and Exchange Commission on January 7, 2020

pursuant to the Jumpstart our Business Startups Act

Registration No. 333-228498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 9 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HITEK GLOBAL INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 304, No. 30 Guanri Road, Siming District,

Xiamen City, Fujian Province, People’s Republic of China
+86-592-5080793

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
(212) 530-2208

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Ying Li, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10018 (212) 530-2208	Bradley A. Haneberg, Esq. Matthew B. Chmiel, Esq. Haneberg Hurlbert PLC Richmond, VA 23219 (804) 554-4801

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(5)
Ordinary Shares, par value US$0.0001 per share(2) (4)	2,070,000	$6	$12,420,000	$1,612.12
Total	2,070,000		$12,420,000	$1,612.12

(1)	Includes 270,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Includes Ordinary Shares that may be purchased by the underwriters pursuant to their option to purchase additional units to cover over-allotments. Includes Ordinary Shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Ordinary Shares are not being registered for the purposes of sales outside of the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.
(4)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 7, 2020

1,800,000 Ordinary Shares

Hitek Global Inc.

This is an initial public offering of our Ordinary Shares. We are offering on a firm commitment basis, 1,800,000 Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”). Prior to this offering, there has been no public market for the Ordinary Shares. We expect the initial public offering price will be between $4 and $6 per Ordinary Share. We have reserved the symbol “HKIT” for purpose of listing our Ordinary Shares on the Nasdaq Capital Market and plan to apply to list the Ordinary Shares on The NASDAQ Capital Market. We have applied to have our Ordinary Shares listed on The NASDAQ Capital Market under the symbol “HKIT”.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying our Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 4 of this prospectus for more information.

	Per Share		Total (3)
Public offering price	$	[●]	$	[●]
Underwriter discount (1)	$	[●]	$	[●]
Proceeds to us, before expenses (2)	$	[●]	$	[●]

(1)	We have agreed to pay Newbridge Securities Corporation, the representative of the underwriters (the “Representative”) an underwriter commission fee equal to 8.5% of the gross proceeds of the offering.
(2)	The total Representative’s expenses related to this offering are set forth in the section entitled “Underwriting.”
(3)	Assumes that the underwriters do not exercise any portion of its over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $948,688, exclusive of the above commissions. In addition, we will pay additional items of value in connection of this offering that are viewed by the Financial Industry Regulatory, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $[●], and the total proceeds to us, after underwriting commissions and expenses but before offering expenses, will be $[●].  If we complete this offering, net proceeds will be delivered to our company on the closing date.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [●], 2020.

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, “us” or the “Company” are to Hitek Global Inc., and its affiliated entities;

●	“affiliated entities” are to our subsidiaries and variable interest entities (“VIE”);

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“HiTek HK” are to the Company’s wholly owned subsidiary, HiTek Hong Kong Ltd., a Hong Kong corporation;

●	“HiTek”, or “VIE entity”, are to Xiamen Hengda HiTek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC, that we control via a series of contractual arrangements between WFOE and HiTek;

●	“Huasheng” are to Xiamen Huasheng HiTek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC that function as HiTek’s operating subsidiary;

●	“Huoerguosi” are to Huoerguosi Hengda Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC that function as HiTek’s operating subsidiary;

●	“WFOE” are to Tian Dahai (Xiamen) Information Technology Co. Ltd. (“Tian Dahai”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly-owned by us through HiTek HK;

●	“Ordinary Shares” are to the Ordinary Shares of HiTek Global Inc., par value $0.0001 per share;

●	“Representative” is to Newbridge Securities Corporation, GS or the representative of the underwriters.

Our business is conducted via HiTek, our VIE entity in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors”, before deciding whether to buy our Ordinary Shares.

Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, including Golden Tax Disk (“GTD”) and printers, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

Our VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk and a market leader in the Xiamen metropolitan area with respect to ACTCS tax device and services since 1996. We provide our customers with the necessary ACTCS for their value added tax (“VAT”) reporting, collection and processing. VAT reporting is mandatory for all business enterprises in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the PRC government, ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS device necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services.  Since 1996, we have been the number one ACTCS services provider for Xiamen business enterprises according to the data compiled by Xiamen Province Taxation Bureau.

Complementing our physical service center, we started developing online service center in 2018 to enable tens of thousands of businesses in the Xiamen metropolitan area to securely process VAT reporting and payment from their desktop virtually anytime and anywhere. Currently, our customers range from small, medium to large enterprises across industries in the Xiamen metropolitan area. Coupled with our first-mover advantage, this broad applicability has been driving our client base, resulting around 55,917 active users, which accounted for approximately 36% of Xiamen’s tax collection market as of October 25, 2019 according to the Xiamen Province Taxation Bureau’s statistics.

Since the beginning of 2017, HiTek has also generated revenue from its IT service business provided to SMEs in Xiamen area. HiTek provides outsourced IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for, without limitation, periodically check, daily repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng currently sells hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. Huasheng’s major business strategy in its market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. Huasheng has established its online support system in the beginning of 2018. The online system further enhances Huasheng’s customer experience, which is complemented by highly trained professionals and attractive physical store environment.

We have experienced stable growth since our inception. For the six months ended June 30, 2019, we generated revenue of 2,958,603 (unaudited). We generated revenues of $6,915,778 and $6,887,375 for the years ended December 31, 2018 and 2017, respectively. For the six months ended June 30, 2019, our net income was 857,937 (unaudited). For the years ended December 31, 2018 and 2017, our net income was $2,219,615 and $2,135,239, respectively.

For the six months ended June 30, 2019, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (33.0%), software sales (22.6%), and (2) services to SMEs-- IT services (14.7%), ACTCS devices and services (29.7%). For the year ended December 31, 2018, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (32.2%), software sales (21.2%), and (2) services to SMEs-- IT services (13%), ACTCS devices and services (33.6%). For the year ended December 31, 2017, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (36.4%), software sales (19%), and (2) services to SMEs-- IT services (11.3%), ACTCS devices and services (33.3%).

Our Competitive Strengths

We believe we have significant advantages that will enable us to continue our market leadership in ACTCS tax device and services and continue our business prosperity:

●	First Move Advantage. We are one of the first businesses that started ACTCS business in the Xiamen metropolitan areas in 1996. We accumulated our client base and maintained our business edge since then. Since inception, HiTek has invested approximately $300,000 in research and development to build our ACTCS supporting software, which are free and complement our ACTCS services. Over the past 22 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. According to the Xiamen Province Taxation Bureau’s statistics, we had approximately 36% of Xiamen’s tax collection market shares as of October 25, 2019. We have relied upon referrals from tax or accounting professionals that we have worked with or served, leveraging our client base to expand our business.

●	Visionary Management Team. We have a sophisticated and long-serving management team who have led us through multiple business breakthroughs. Most of our senior management team has served us for around 20 years and with significant experience in many influential engineering and IT projects in China.

●	Highly-Capable Employees. As of June 30, 2019, we had 3 full-time research and development professionals; 65% of our employees held Bachelor’s degrees and 24% of our employees held Master’s degrees or Ph.D.’s. Our IT professionals are critical in resolving complex IT issues for our clients. They are essential for advancing our IT service business.

●	Carefully Planned Referral Network. Our carefully planned and implemented marketing efforts have led to a stronger referral base service, better networking opportunities, increased customer volume, and improved client satisfaction through frequent in-person shop visits near governmental tax agencies by our loyal customers and local tax officials.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Increasing use of electronic invoices will reduce our SME client base by around 5% per year in the future since electronic invoicing system will enable some of our existing clients to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese tax authorities. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS devices and service provider, we currently work with approximately 55,917 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. In May 2018, we launched our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We are having various software programs in progress and setting up online customer support processes, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●	In the next few years, we plan to complete our full-service platform and aim to transfer 85% of our clients onto the platform. We plan to offer business management service, such as agent accounting services and online IT outsourcing services to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Our History and Corporate Structure

We were incorporated in the Cayman Islands on November 3, 2017. HiTek Hong Kong Limited (“HiTek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), HiTek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. Our variable interest entity, Xiamen Hengda HiTek Computer Network Co., Ltd., which we refer to as HiTek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. HiTek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business — Contractual Agreements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Our corporate structure as of the date of this prospectus is as follows:

Corporate Information

Our principal executive offices are located at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, People’s Republic of China, and our phone number is + 86 0592-5080796. We maintain a corporate website at http://www.xmhitek.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

We will be a “controlled company” as defined under the NASDAQ Stock Market Rules because Shenping Yin and Xiaoyang Huang, who are husband and wife, will beneficially own more than 50% of voting power for the election of directors.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. Following this offering, we intend to rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. As a result, we will not have a majority of independent directors and our audit committee will consist of two independent directors instead of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Yinping Shen, our founder, the chairman of our board of directors and his wife, Ms. Xiaoyang Huang our chief executive officer, will beneficially own all of our then issued and outstanding Ordinary shares and will be able to exercise 64.06% of our total voting power. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

THE OFFERING

Ordinary Shares offered by us	1,800,000 Ordinary Shares (excluding the over-allotment discussed below).

Price per Ordinary Share	The purchase price will be between $4 and $6.

Over-allotment

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. We may issue up to 270,000 Ordinary Shares pursuant to underwriters’ over-allotment option.

Ordinary Shares outstanding prior to completion of this offering	10,987,679 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	12,787,679 Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option.

Listing	We will apply to have our Ordinary Shares listed on Nasdaq Capital Market.

Nasdaq Capital Market symbol	We have reserved the symbol “HKIT”

Transfer Agent	VStock Transfer, LLC

Use of proceeds	We intend to use the proceeds from this offering to for working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the proceeds in this offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” for more information.

Risk factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 7 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Lock-Up

We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period ending 180 days after the commencement of the trading of the Ordinary Shares. See “Underwriting” for more information.

Summary Financial Data

The following table sets forth selected historical statements of operations for the six months ended June 30, 2019 (unaudited), the year ended December 31, 2018 and 2017, and balance sheets data as of June 30, 2019 (unaudited), December 31, 2018 and December 31, 2017, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	Years Ended		Six months ended
	December 31,		June 30,
Consolidated Statement of Operations Data	2018	2017	2019	2018
			(unaudited)	(unaudited)
Revenues	6,915,778	6,887,375	2,958,603	3,463,739
Cost of revenues	(3,039,406)	(3,207,554)	(1,243,772)	(1,398,288)
Total operating expenses	(1,071,649)	(1,082,098)	(805,167)	(505,465)
Total other (expense) income	(112,413)	36,124	107,703)	(105,933)
Income tax expense	(472,695)	(498,608)	(159,430)	(180,714)
Net income	$2,219,615	$2,135,239	$857,937	$1,273,339
Earnings per ordinary share
– Basic and diluted	$0.20	$0.19	$0.08	$0.12
Weighted average number of ordinary shares outstanding
– Basic and diluted	10,987,679	10,987,679	10,987,679	10,987,679

	As of December 31,		As of June 30,
Consolidated Balance Sheet Data	2018	2017	2019
			(unaudited)
Cash and cash equivalents	$739,615	$867,570	$786,683
Total Assets	$9,220,162	$7,136,383	$10,221,604
Total Liabilities	$2,183,645	$1,955,935	$2,324,372
Total Shareholders’ Equity	$7,036,517	$5,180,448	$7,897,232
Total Liabilities and Shareholders’ Equity	$9,220,162	$7,136,383	$10,221,604

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related To Our Business Operations

Our future revenues and growth prospects depend on the ACTCS pricing model mandated by the PRC government. If the PRC government continues to reduce the annual fee per user we are allowed to charge, our operations and revenues may be negatively impacted.

We sell ACTCS tax devices and provide ACTCS supporting services to our clients. The prices of GTD and annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. In the past 20 years, the annual service fee has undergone three major adjustments -- from RMB 450 per year per user to RMB 370 per year per user, and then further reduced to RMB 330 per year per user. Most recently, the ACTCS annual service fee was again reduced to RMB 280 per year per user, according to the “Notice of the National Development and Reform Commission on Relevant Issues Concerning the Reduction of ACTCS Products and Maintenance Service Fee” (Development and Reform Commission Case [2017] No. 1243). In addition, State Administration of Taxation, Goods and Services Tax Division issued a notice related to the tax control service fee on January 31, 2019. According to the notice, the small-scale taxpayers which the sales amount did not exceed RMB 100,000 for each month of 2018 are exempt from Anti-Counterfeiting Tax Control System or Golden Tax Disk technical service fee in 2019. Since we do not control the pricing of the ACTCS services, we cannot guarantee our profit margin will be stable or we will make a profit on such services at all. We cannot guarantee that the annual service fee will not be further reduced, and therefore our revenues to be derived from ACTCS supporting services may be subject to significant fluctuation.

Our future revenues and growth prospects depend on the growth of new business entities in the Xiamen metropolitan areas, which is not within our control and the growth rate may decrease. As such, our operations and revenues may be negatively impacted.

The willingness of people to establish business entities in the Xiamen metropolitan areas is beyond our control. There are multiple reasons people may find appealing to establish a particular business in the Xiamen metropolitan areas, such as people’s personal belief and volatility in the Chinese capital markets. To the extent that people are unwilling to establish new businesses in the Xiamen metropolitan area either due to political or economic climate, we will not be able to acquire new customers to our ACTCS services. Thus, our ability to generate revenue or operate profitably may be negatively impacted.

Increased use of electronic invoice will reduce the number of customers using our ACTCS services.

In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Currently, electronic invoices are mostly used by businesses in the Fast Moving Consumer Goods (“FMCG”) industry such as fast food restaurants and coffee shops. The electronic invoices enable FMCG enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese tax authorities. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. Businesses who use electronic invoices still need to purchase tax reporting devices such as GTD. But they will not need maintenance services. Currently, approximately 1.5% of our SME clients are FMCG business entities. Increased use of electronic invoices will reduce our annual service fee revenue and thus negatively affect our total revenue.

Increasing competition within our industry could have an impact on our business prospects.

While the VAT reporting service industry in China is a heavily regulated industry where new players must obtain approval by the relevant PRC government agencies before entering this industry, it is still highly possible that new competitors will enter into the market and have significantly greater financial and other resources than we have and may offer services that is more attractive and more advanced that we can provide for large business enterprises and SMEs. Thus we anticipate increasing competition, which may have a negative impact on both our revenues and our profit margins.

Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Following this offering, we will be a “controlled company” as defined under the NASDAQ Stock Market Rules because two of our principal shareholders, Shenping Yin, our Chairman of the Board, and Xiaoyang Huang our CEO, who are husband and wife, will beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Economic conditions in China could impact our business and results of operations in both lines of our business

Our VIE entity and its subsidiaries’ business and operating results are impacted by Chinese economic conditions, such as a potential general reduction in net disposable income as a result of fiscal measures adopted by Chinese government to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. The most recent global financial crisis and recession resulted in large-scale business failures and tightened credit markets in China, which directly impacts the Chinese IT service market and VAT reporting service industry. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters could reduce discretionary spending and cause the industries where we operate to contract.

Our IT services and hardware and software sales rely on evolving information technologies to maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of clients enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success in IT services and hardware and software sales also depends on our ability to adapt to rapidly changing technologies, particularly the increasing use of internet-based products and services, to change our services and infrastructure so they address evolving industry standards and to improve the performance, features and reliability of our services in response to competitive service and product offerings in the Chinese software markets and the evolving demands of the IT service markets. If there are technological impediments to introducing new technological products or maintaining current technologies or other products and services, or if these products and services do not meet the requirements of our clients’ evolving needs, our business, financial condition or results of operations may be adversely affected.

In addition, the emergence of competitors who may be able to optimize products, services or strategies that use advanced computing such as cloud computing, as well as other technological changes and developing technologies, such as machine learning and artificial intelligence, have, and will mandate us to make new and costly investments. Transitioning to new technologies may be disruptive to resources and the services we provide, and may increase our reliance on third party service providers. We may not be successful, or may be less successful than our current or new competitors, in developing technology that operates effectively across multiple devices and platforms and that is appealing to our customers, either of which would negatively affect our business and financial performance.

It is possible that, if we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system, or be able to devote financial resources to new technologies and systems in the future.

We are dependent upon software, equipment and services provided by third parties.

We are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our business. In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis or on commercially reasonable terms, or at all, or be able to do so without significant cost or disruptions to our business, and our relationships with our customers may be adversely impacted.

A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term service agreements with our key customers and rely upon our longstanding relationship with them. If we lose one or more of our customers, our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2019, two customers represented approximately 20% and 10% of HiTek’s revenue. For the year ended December 31, 2018, one customer which is a related party represented approximately 15% of HiTek’s revenue. For the year ended December 31, 2017, one customer represented approximately 11% of the Company’s revenue. Since we do not have long-term customer supply agreements with such large customers and rely primarily upon our goodwill and reputation to sustain the business relationship, our results of operations may be adversely and materially impacted if one or more of these customers stop purchasing from us.

Extended payment terms may cause deferred payments or bad debts, which could negatively affect our business operations.

The Company gave a two-year credit period to large customers such as large-scale oil and coal mining groups. Their collection period is usually longer than other medium or small-sized companies. An extended credit period will have a potential risk of causing deferred payments or bad debts, which could negatively affect our business operations.

We source our retail hardware primarily from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2019, two suppliers accounted for 27% and 26% of the total purchases. At June 30, 2019, one supplier accounted for 19% of the Company’s trade accounts payable. For the fiscal year ended December 31, 2018, one supplier accounted for 10% of the total purchases. For the year ended December 31, 2017, one supplier accounted for 10% of the total purchases. If we lose suppliers and are unable to swiftly engage new suppliers, our operations may be disrupted or suspended, and we may not be able to deliver hardware products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers, there is no guarantee that we will be able to locate appropriate new suppliers or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing shareholders. If additional funds are raised through the issuance of debt or equity securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of shareholders holding Ordinary Shares, and the terms of any such debt securities could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

If we are unable to manage our anticipated growth effectively, our business could be adversely affected.

In order to develop our business, we need to hire and retain key managers and executives in all areas of our operations. Our future operating results depend to a large extent on our ability to develop and manage expansion and growth successfully. For us to manage such growth, we must put in place legal and accounting systems, and implement human resource management and other tools. We have taken preliminary steps to put this structure in place. However, there is no assurance that we will be able to expand our business or successfully manage any growth that may result. Failure to expand our operations or manage our growth effectively could materially and adversely affect our ability to market our services in multiple venues.

Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate.

Because we do not possess an internal payment method, all payments by participants are processed by third parties such as Alipay and WeChat Pay. The payment processing business is highly regulated, and it is subject to a number of risks that could materially and adversely affect their abilities to provide payment processing and escrow services to us, including:

●	increased regulatory focus and the requirement that it comply with numerous complex and evolving laws, rules and regulations;

●	increases in the costs to the third party, including fees charged by banks to process funds through the third parties, which could result in increased costs to us and to our participants;

●	dissatisfaction with the third parties’ services;

●	a decline in the use of the third parties’ services generally which could result in increases in costs to users such as us and our participants;

●	the ability of the third parties to maintain adequate security procedures to prevent the hacking or other unauthorized access to account and other information provided by us and the participants who use the system;

●	system failures or failure to effectively scale the system to handle large and growing transaction volumes;

●	the failure or inability of the third parties to manage funds accurately or the loss of funds by the third parties, whether due to employee fraud, security breaches, technical errors or otherwise; and

●	the failure or inability of these third parties to adequately manage business and regulatory risks.

We rely on the convenience and ease of use that third parties payment methods provide to our users. If the quality, utility, convenience or attractiveness of these payment services declines for any reason, the attractiveness of our services could be materially impaired. If we need to migrate to other third-party payment services for any reason, the transition could require considerable time and management resources, and the third-party payment services may not be as effective, efficient or well-received by our clients. Further, our clients may be reluctant to use a different payment system.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we rely particularly upon Mr. Shenping Yin, Chairman of the Board and Ms. Xiaoyang Huang, our chief executive officer who is responsible for the development and implementation of our business plan. The loss of the services of Mr. Yin for any reason could significantly adversely impact our business and results of operations. Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited. We cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products, procedures and services. Other persons could copy or otherwise obtain and use our technology without authorization, or develop similar IP independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws in the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar or more advanced technology, duplicate our products and services or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

Since Mr. Shenping Yin, Chairman and his wife, Ms. Xiaoyang Hua, chief executive office of the Board will be able to exercise more than 60% of the total voting power of our issued and outstanding share capital following the offering, Mr. Yin will have the ability to elect directors and approve matters requiring shareholder approval.

Mr. Shenping Yin, Chairman of the Board, and his wife Ms. Xiaoyang Huang are currently the beneficial owner of 8,192,000 ordinary share or 74.55% of our outstanding shares, which are directly held by Fortune Enterprise Holdings Limited, an entity 100% owned by Mr. Yin and Ms. Huang. After the offering, Mr. Yin will be able to exercise approximately 64.06% of the total voting power of our issued and outstanding share capital. As result, Mr. Yin will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, he may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. He will have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

Risks Relating to Doing Business in the PRC

There may be changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business

PRC laws, regulations and policies concerning VAT collection procedures and ACTCS business are evolving and the PRC government authorities may promulgate new laws, regulations and policies in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws, regulations or policies either now or in the future.

Moreover, developments in the ACTCS service industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies, which may limit or restrict the ACTCS hardware and services we offer. Furthermore, we cannot rule out the possibility that the PRC government will institute a new licensing regime covering services we provide in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment’’ refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that operation conducted by foreign investors or foreign-invested enterprises via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the VAT filing and collection in general and businesses using ACTCS in particular. We cannot assure you that the PRC government will pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

Mr. Shenping Yin and Ms. Xiaoyang Huang, together with other ten PRC residents, who are our beneficial owners, have filed applications for Circular 37 registration, and our PRC counsel believes that there is no substantial legal impediment to the registration of the aforementioned beneficial owners’ Circular 37 registration. However, as the promulgation of Circular 37 is relatively recent, it is unclear how these regulations will be interpreted and implemented. We cannot assure you that our ultimate shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the WFOE.

Although we believe that our agreements relating to our structure are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currently of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Ordinary Shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. HiTek HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from HiTek HK.

Our contractual arrangements with HiTek and its shareholders may not be effective in providing control over HiTek.

All of our current revenue and net income is derived from HiTek. Foreign ownership of internet technology businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and in 2015, respectively, and other applicable laws and regulations. To comply with PRC laws and regulations, we do not intend to have an equity ownership interest in HiTek but rely on contractual arrangements with HiTek to control and operate its business. However, as discussed above, these contractual arrangements may not be effective from PRC laws in providing us with the necessary control over HiTek and its operations. Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of HiTek, which will result in a significant loss in the value of an investment in our company. Because of the practical restrictions on direct foreign equity ownership imposed by the Fujian provincial government authorities, we must rely on contractual rights through our VIE structure to effect control over and management of HiTek, which exposes us to the risk of potential breach of contract by the shareholders of HiTek. In addition, as our Chairman of the Board Mr. Yin, along with his wife Ms. Huang, owns approximately 74.55% of HiTek’s outstanding equity, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

Because we conduct our business through HiTek, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected.

We operate our business through HiTek, a VIE, the equity of which is owned by Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. through a series of contractual agreements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of HiTek are treated as our assets and liabilities and the results of operations of HiTek are treated in all respects as if they were the results of our operations. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between WFOE and HiTek.

On or around September 2011, various media sources reported that the China Securities Regulatory Commission (the “CSRC”) had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide.

If WFOE, HiTek or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or HiTek fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE or HiTek;

●	discontinuing or restricting the operations of WFOE or HiTek;

●	imposing conditions or requirements with which we, WFOE, or HiTek may not be able to comply;

●	requiring us, WFOE, or HiTek to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of HiTek;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable, and HiTek will not be treated as a VIE entity and we will not be entitled to treat HiTek’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of HiTek from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market and a significant impairment in the market value of our Ordinary Shares.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic projects by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.

On August 8, 2006, MOFCOM, joined by the CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the State Administration for Industry and Commerce (the “SAIC”), and SAFE, jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, have certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to our corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. Thus, it is possible that the appropriate PRC government agencies, including MOFCOM, would deem that the M&A Rules required us or our entities in China to obtain approval from MOFCOM or other PRC regulatory agencies in connection with WFOE’s control of HiTek through contractual arrangements. If the CSRC, MOFCOM, or another PRC regulatory agency determines that government approval was required for the VIE arrangements between WFOE and HiTek, or if prior CSRC approval for overseas financings is required and not obtained, we may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure our current corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, HiTek’s ability to remit its profits to us or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by Mr. Yin and Ms. Huang, both shareholders of the Registrant and the VIE Entity, over whom we may have no control.

Our agreements with HiTek are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with HiTek are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over HiTek, and our ability to conduct our business may be materially and adversely affected.

Risks Relating to this Offering and Our Ordinary Share

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We plan to apply for the listing of our Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter system.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$3.81 per share, assuming an initial public offering price of US$5 per shares, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriters’ fees and commissions and estimated offering expenses payable by us. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 10,987,679 Ordinary Shares will be outstanding before the consummation of this offering and 12,787,679 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option. The Ordinary Shares outstanding after this offering will be available for sale upon the expiration of the lock-up period ending 180 days after the closing of the offering, subject to certain restrictions. See “Shares Eligible for Future Sale.” Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriters. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

As we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company and a smaller reporting company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Our Being an “Emerging Growth Company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association, which will become effective upon the completion of this offering, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. All of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, all of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands and certain of our officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow sour shareholders holding shares representing in aggregate not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Although our articles of association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders, any shareholder may submit a proposal to our Board of Directors for consideration of inclusion in a proxy statement. Advance notice of at least fifteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year, which in our case is the calendar year. Although the law in this regard is unclear, we are treating HiTek as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with HiTek, and as a result, we are treating HiTek as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of HiTek should be included in the determination of whether or not we are a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

Some of our pre-IPO shareholders will be able to sell their shares upon completion of this offering.

Holders of 5% (or less) of our outstanding shares prior to completion of this offering will not be subject to lock-up agreements and may be able to sell their shares under Rule 144. Because these shareholders have paid a lower price per share than participants in this offering, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the shares following completion of the offering, to the detriment of participants in this offering.

Our Ordinary Shares may initially trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our shares.

Our Ordinary Shares may trade below $5.00 per share upon listing. As a result, our Ordinary Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	the response of participants using ACTCS tax device or its supporting services to any difficulties encountered by companies filing VAT through these systems;

●	changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business;

●	our ability to provide participants in projects using our services with a secure and acceptable payment method;

●	our ability to continue to operate through our VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Ms. Xiaoyang Huang, our Chief Executive Officer;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the VAT collection and filing procedures, tax service industry, software industry, hardware retail industry and IT service industry in China. These data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The tax service industry, software industry, hardware retail industry and IT service industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of these industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company incorporated on November 3, 2017 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

All of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$5 per Ordinary Share, the midpoint of the price range set forth on the cover page of this prospectus, of approximately $7,290,000 (excluding any exercise of the underwriters’ over-allotment option).

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of net proceeds
Research and development	approximately US$1,460,000
Recruit additional employees	approximately US$1,820,000
Enhance our information technology systems	approximately US$2,550,000
General working capital	approximately US$1,460,000
Total	US $7,290,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, HiTek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation — PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to HiTek HK as dividends from our PRC subsidiaries. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if HiTek or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, HiTek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019:

●	on an actual basis; and

●

on a pro forma as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the initial public offering price of US$5 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2019
	Actual	Pro Forma As Adjusted
	US$	US$
	(unaudited)
Equity
Share capital (US$0.0001 par value, 500,000,000 shares authorized, 10,987,679 shares issued and outstanding on an actual basis, and nil outstanding on a pro forma or a pro forma as adjusted basis)	1,099	-
Ordinary shares (US$0.0001 par value; nil outstanding on an actual basis, 10,987,679 issued and outstanding on a pro forma basis, and 12,787,679 issued and outstanding on a pro forma as adjusted basis, as adjusted to reflect the proposed issuance)	-	1,279
Additional paid-in capital(1)	2,628,356	9,914,488
Statutory reserves	547,777	547,777
Retained earnings (Accumulated deficit)	4,693,527	4,693,527
Accumulated other comprehensive income	26,473	26,473
Total equity	7,897,232	15,183,544
Total capitalization	7,897,232	15,183,544

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriters’ expense allowance and other expenses. We expect to receive net proceeds of (a) approximately $7,286,312 ($9,000,000 offering, less underwriting fee of $765,000 and offering expenses of approximately $948,688).

A US$1.00 increase (decrease) in the assumed initial public offering price of US$5 per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$1.64 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2019 was approximately US$ 7,241,459, or US$0.66 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and offering cost. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

Dilution results from the fact that the per Ordinary Shares offering price is substantially in excess of the book value per Ordinary Shares attributable to the existing shareholders for our presently outstanding Ordinary Shares. After giving effect to our issuance and sale of 1,800,000 shares in this Offering at an assumed offering price of $5 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, assuming no exercise of overallotment and after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of June 30, 2019 would have been $15,183,544, or $1.19 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.53 per share. The Offering Price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this Offering will suffer an immediate dilution of their investment of $3.81 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this Offering:

	Post- Offering (1)		Full Exercise of Over- allotment Option
Initial public offering price per Ordinary Share	US$	5	US$	5
Net tangible book value per Ordinary Share as of June 30, 2019	US$	0.66	US$	0.66
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing ordinary shares in this offering	US$	0.53	US$	0.61
Pro forma as adjusted net tangible book value per Ordinary Share attributable to payments by new investors	US$	1.19	US$	1.27
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	US$	3.81	US$	3.73

(1) Assumes that the underwriters’ over-allotment option has not been exercised.

Post-Offering Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of this Offering by present shareholders and investors in this Offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this Offering at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	Share
			(US$ in thousands)
Existing shareholders	10,987,679	85.92%	US$	2,629	22.61%	US$	0.24
New investors	1,800,000	14.08%	US$	9,000	77.39%	US$	5
Total	12,787,679	100%	US$	11,629	100%	US$	0.91

The as adjusted information as discussed above is illustrative only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain statements that may be deemed “forward-looking statements” within the meaning of United States of America securities laws.  All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including those related to general and administrative expenses; the potential size of the market for our services, future development and/or expansion of our services in our markets, our ability to generate revenues, our ability to obtain regulatory clearance and expectations as to our future financial performance. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: our need and ability to raise additional cash. The forward-looking statements included in this report are subject to a number of additional material risks and uncertainties, including but not limited to the risks described in our filings with the Securities and Exchange Commission.

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes to those statements included in this filing. In addition to historical financial information, this discussion may contain forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties. As a result of many important factors, our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

Our VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk (“GTD) and a market leader in the Xiamen metropolitan area with respect to ACTCS tax device and services since 1996. We provide our customers with the necessary ACTCS for their value added tax (“VAT”) reporting, collection and processing. VAT reporting is mandatory for all business enterprises in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the government-owned entity China Aerospace Science and Technology Corporation (“CASTC”), ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS hardware necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Since 1996, we have been the number one ACTCS services provider for Xiamen business enterprises according to the data compiled by Xiamen Province Taxation Bureau.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since authorization by the State Taxation Bureau, Xiamen Branch to provide ACTCS services is required which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. The Chinese tax regulators have been rolling out the electronic invoicing system starting from 2018. Increasing use of electronic invoices will reduce our SME client base by around 5% in the future since electronic invoicing system will enable some of our existing clients to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese tax authorities. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Complementing our physical service center, we started developing online service center in 2018. As of January 2019, the online service center enables tens of thousands of businesses in the Xiamen metropolitan area to securely process. Coupled with our first-mover advantage, this broad applicability has been driving our client base, resulting around 55,917 active users, which accounted for approximately 36% of Xiamen’s tax collection market as of October 25, 2019 according to the Xiamen Province Taxation Bureau’s statistics. We plan to offer business management service, such as agent accounting services and online IT outsourcing services, to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Since the beginning of 2017, HiTek has also generated revenue from its IT service business provided to SMEs in Xiamen area. HiTek provides outsourced IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for, without limitation, periodically check, daily repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng currently sells hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. After we launched CIS sales, we also introduced our hardware products to our CIS users. Our major business strategy in the market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. in the future. We have established the online support system in the beginning of 2018. The online system further enhances our customer experience, which is complemented by highly trained professionals and attractive physical store environment.

For the six months ended June 30, 2019, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (33.0%), software sales (22.6%), and (2) services to SMEs-- IT services (14.7%), ACTCS devices and services (29.7%). For the year ended December 31, 2018, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (32.2%), software sales (21.2%), and (2) services to SMEs-- IT services (13%), ACTCS devices and services (33.6%). For the year ended December 31, 2017, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (36.4%), software sales (19%), and (2) services to SMEs-- IT services (11.3%), ACTCS devices and services (33.3%). In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. We expect the sales of ACTCS devices and services to decrease due to the decrease of our SME client base in the future since electronic invoicing system will enable some of our existing clients to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system. In addition, State Administration of Taxation, Goods and Services Tax Division issued a notice related to the tax control service fee on January 31, 2019. According to the notice, the small-scale taxpayers which the sales amount did not exceed RMB 100,000 yuan for each month of 2018 are exempt from Anti-Counterfeiting Tax Control System or Golden Tax Disk technical service fee in 2019. The Company carried out the notice and the tax device and service sales revenue was decreased in six months ended June 30, 2019 compared with that in 2018. Due to our marketing effort from the initiative of better utilization of our available resources and capacity, we have developed strategic partnership with several local companies and started to generate IT services and CIS software since the beginning of 2017. We expect the sales of IT services and CIS software to increase during our nationwide expansion.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our consolidated financial statements. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Beginning January 1, 2019, the Company has adopted the ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “FASB ASC 606”) for its new revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. With adoption of ASC 606, revenue is now recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied. The adoption of the new revenue recognition standard has no material impact on the Company’s consolidated financial statements for any periods prior to 2019. Therefore prior period amounts are not adjusted.

The Company generates its revenues primarily from four sources: (1) hardware sales, (2) software sales, (3) IT services and (4) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors, and etc. The sales of hardware represent a single performance obligation. The Company usually recognized the revenue at the point in time when ownership is transferred to end customers. Hardware sales are classified as “Revenue-Hardware” on the Company’s unaudited condensed consolidated statements of operations.

Software Sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes the revenue at the point in time when software is accepted by customer. Revenues from software sales contracts are classified as “Revenue-Software” on the Company’s unaudited condensed consolidated statements of operations.

IT Services

HiTek provides IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for periodical check, on-call repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery etc., The sales of IT service represent a single performance obligation.

Revenue from IT service contracts are recognized ratably over service period.

Tax Devices and Services

All businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services. The Company provides the after-sales supporting services and charges the service fee on an annual basis. The service period is usually one year.

Revenue from the sales of GTD devices is recognized at the point in time when ownership is transferred to end customers. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement.

The Company’s revenue derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual subscription fees for Golden Tax Disk received from customers but the services have not yet been performed. The Company recognizes the subscription amount as revenue on a straight-line basis in accordance with the service periods. Deferred revenue as of June 30, 2019 and December 31, 2018 was $780,431 and $795,344, respectively.

Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The normal payment period was approximately 30 days to 1 year after the customers received goods or were served. And the Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;

●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;

●	macroeconomic conditions that may affect a customer’s ability to pay; and

●	the relative importance of the customer relationship to the Company’s business.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not   reasonably expect to be realized during the normal operating cycle of the Company. Considering the limited operating history with the large and medium sized customers, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses one-year time period as the basis to the separation of current and non-current assets.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or market value (net realizable value). The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Results of Operations

The following consolidated results of operations include the results of operations of the Company, its wholly owned subsidiary and consolidated VIEs.

Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018 (Unaudited)

Revenue

	For the Six months Ended
	June 30,
	2019	2018	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Hardware	$974,563	$1,079,878	$(105,315)	(9.8%)
CIS Software	668,826	700,862	(32,036)	(4.6%)
IT Services	435,353	463,422	(28,069)	(6.1%)
Tax devices and service	879,861	1,219,577	(339,716)	(27.9%)
Total revenues	$2,958,603	$3,463,739	$(505,136)	(14.6%)

We have the following four revenue streams - hardware retail and wholesale, software sales, outsourced IT services, and Anti-Counterfeiting Tax Control System (“ACTCS”) sales and services. Our total revenues for the six months ended June 30, 2019 were $2,958,603, a decrease of $505,136 or 14.6% from $3,463,739 for the six months ended June 30, 2018. The overall decrease in revenue was mainly resulted from the decrease of hardware sales and tax device and service sales. State Administration of Taxation, Goods and Services Tax Division issued a notice related to the tax control service fee on January 31, 2019. According to the notice, the small-scale taxpayers which the sales amount did not exceed RMB 100,000 for each month of 2018 are exempt from Anti-Counterfeiting Tax Control System or Golden Tax Disk technical service fee in 2019. The Company carried out the notice and the tax device and service sales revenue was decreased in six months ended June 30, 2019 compared with that in 2018. We expect the tax device and service revenue will continue to decrease in the second half of 2019.

Cost of Margin

	For the Six months Ended
	June 30,
	2019	2018	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Total revenues	$2,958,603	$3,463,739	$(505,136)	(14.6%)

Cost of revenues	1,243,772	1,398,288	(154,516)	(11.1%)

Gross profit	1,714,831	2,065,451	(350,620)	(17.0%)
Margin %	58.0%	59.6%	(1.6%)

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Our cost of revenues decreased from $1,398,288 for the six months ended June 30, 2018 to $1,243,772 for the same period in 2019, a decrease of 154,516, or 11.1%. This decrease was mainly caused by the decrease of hardware sales and costs.

Gross Profit. Our gross profit decreased from $2,065,451 for the six months ended June 30, 2018 to $1,714,831 for the same period in 2019. Our gross profit as a percentage of revenue decreased from 59.6% for the six months ended June 30, 2018 to 58.0% for the same period in 2019. This was mainly due to the decrease of sales in hardware sales and tax device and service.

Operating Expenses

	For the Six months Ended
	June 30,
	2019	2018	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Selling expenses	$168,758	$1,272	$167,486	13,167.1%
% of revenue	5.7%	0.04%	5.7%	-
General and administrative expenses	636,409	504,193	132,216	26.2%
% of revenue	21.5%	14.6%	6.9%	-
Operating expenses	$805,167	$505,465	$299,702	59.3%

Selling Expenses.  Selling expenses consist primarily of sales commission, shipping and handling costs for products sold and advertisement and marketing expenses for promotion of our products. Selling expenses increased in 13,167.1% or $167,486, from $1,272 for the six months ended June 30, 2018 to $168,758 in the same period of 2019. The increase was mainly because the increase of sales commission. Selling expenses were 5.7% of total revenues for the six months ended June 30, 2019 and 0.04% of total revenues in the same period of 2018.

General and Administrative Expenses. General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses increased in 26.2% or $132,216, from $504,193 for the six months ended June 30, 2018 to $636,409 in the same period of 2019. The increase was mainly due to the increase of amortization and depreciation of $177,387, and offset with $21,865 of inventory obsolete reserve expense. General and administrative expenses were 21.5% of total revenues for the six months ended June 30, 2019 and 14.6% of total revenues in the same period of 2018.

Net Income

	For the Six months Ended
	June 30,
	2019	2018	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Operating income	$909,664	$1,559,986	$(650,322)	(41.7%)
Total other income (expenses)	107,703	(105,933)	213,636	(201.7%)
Income before income taxes	1,017,367	1,454,053	(436,686)	(30.0%)
Income tax expense	(159,430)	(180,714)	21,284	(11.8%)
Net income	$857,937	$1,273,339	$(415,402)	(32.6%)
Effective tax rate	15.7%	12.4%	3.3%

Operating income.  Operating income was $909,664 for the six months ended June 30, 2019 compared to $1,559,986 for the same period of 2018. The decrease in operating income in 2019 was primary due to the decrease in revenue.

Other income (expenses). Other income (expenses) includes government subsidy income, net investment income (loss), and interest income and expenses. Other income was $107,703 for the six months ended June 30, 2019, while, other expense was $105,933 for the six months ended June 30,.2018. The increase was primarily due to the increase of net investment income in the amount of $221,111, which offset by the decrease of government subsidies in the amount of $7,686.

Income tax expense. Income tax expense was $159,430 for the six months ended June 30, 2019, compared to $180,714 for the same period of 2018. The decrease in income tax expense was mainly because the total profit was decreased from $1,454,053 for the six months ended June 30, 2018 to $1,017,367 in the same period of 2019.

Net income. As a result of the factors described above, net income was $857,937 for the six months ended June 30, 2019, a decrease of $415,402 from net income $1,273,339 for the same period of 2018.

Effective tax rate. Effective tax rate was 15.7% for the six months ended June 30, 2019, compared to 12.4% for the same period of 2018. The increase of the effective tax rate was mainly because the decrease of the permanent difference caused by the deferred offering cost and the decrease of the exemption rendered by the Huoerguosi’s local tax authorities.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenue

	For the Years Ended
	December 31,
			Increase /	Percentage
	2018	2017	(Decrease)	Change
Hardware	$2,224,683	$2,509,125	$(284,442)	(11.3%)
CIS Software	1,466,053	1,305,975	160,078	12.3%
IT Services	901,668	781,529	120,139	15.4%
Tax devices and service	2,323,374	2,290,746	32,628	1.4%
Total revenues	$6,915,778	$6,887,375	$28,403	0.4%

We have the following four revenue streams - hardware retail and wholesale, software sales, outsourced IT services, and Anti-Counterfeiting Tax Control System (“ACTCS”) sales and services Our total revenues for the year ended December 31, 2018 were $6,915,778, an increase of $28,403 or 0.4% from $6,887,375 for the year ended December 31, 2017. The overall increase in revenue was resulted from the increase of revenues from sale of CIS software and outsourced IT services which was offset by decrease of hardware sales. The decrease in hardware sales in 2018 was mainly caused by the decrease of sales volumes while the price remains constant. In 2018, Huasheng changed business address, therefore the effective operation period was reduced and the sales of hardware was declined. In 2017, in order to better utilize our available human resources and capacity, we started a new revenue stream – IT services without incurring additional costs. In 2018, the revenues from outsourced IT services increased due to the increased service of end-users. The sales in CIS software we developed in 2014 increased resulting from the marketing effort and the products were better known by more customers.

Cost and Margin

	For the Years Ended
	December 31,
			Increase /	Percentage
	2018	2017	(Decrease)	Change
Total revenues	$6,915,778	$6,887,375	$28,403	0.4%

Cost of revenues	3,039,406	3,207,554	(168,148)	(5.2%)

Gross profit	3,876,372	3,679,821	196,551	5.3%
Margin %	56.1%	53.4%	2.7%

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Our cost of revenue decreased from $3,207,554 for the year ended December 31, 2017 to $3,039,406 for the same period in 2018, a decrease of $168,148 or 5.2%. This decrease was mainly caused by the decrease of hardware sales and better utilization of our available human resources and capacity. For example, our technicians for ACTCS services are also providing IT services.

Gross Profit. Our gross profit increased to $3,876,372 for the year ended December 31, 2018 from $3,679,821 for the same period in 2018. Our gross profit as a percentage of revenue increased to 56.1% for the year ended December 31, 2018 from 53.4% for the same period in 2017. This was mainly due to the increase of sales in software and IT services which costs are mainly labor costs and the gross margins are higher than the hardware sales.

Operating Expenses

	For the Years Ended
	December 31,
			Increase /	Percentage
	2018	2017	(Decrease)	Change
Selling expenses	$2,396	$32,262	$(29,866)	(92.6)%
% of revenue	0.03%	0.5%	(0.5)%	-
General and administrative expenses	1,069,253	1,049,836	19,417	1.8%
% of revenue	15.5%	15.2%	0.3%	-
Operating expenses	$1,071,649	$1,082,098	$(10,449)	(1.0)%

Selling and Distribution Expenses.  Selling and distribution expenses consist primarily of shipping and handling costs for products sold and advertisement and marketing expenses for promotion of our products. Selling expenses decreased by 92.6% or $29,866 from $32,262 in the year ended December 31, 2017 to $2,396 in the same period of 2018. This decrease was primarily due to a decrease in transportation expenses associated with the hardware sales as a result of strategic shift from hardware sales to software sales and outsourced IT services. Selling expenses were 0.03% of total revenue for the year ended December 31, 2018 and 0.5% of total revenue in the same period of 2017.

General and Administrative Expenses. General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses increased in 1.8% or $19,417 from $1,049,836 for the year ended December 31, 2017 to $1,069,253 in the same period of 2018. The increase was mainly because the increase of travel expense of $16,053, amortization of depreciation of $44,725 and provision for bad debt and inventory reserve of $107,430, partially offset by the decrease of salary and welfare of $125,228 and $25,304. General and administrative expenses were 15.5% of total revenue for the year ended December 31, 2018 and 15.2% of total revenue in the same period of 2017.

Net Income

	For the Years Ended
	December 31,
			Increase /	Percentage
	2018	2017	(Decrease)	Change
Operating income	$2,804,723	$2,597,723	$207,000	8.0%
Total other (expense) income	(112,413)	36,124	(148,537)	(411.2%)
Income before income taxes	2,692,310	2,633,847	58,463	2.2%
Income tax expense	(472,695)	(498,608)	25,913	(5.2%)
Net income	$2,219,615	$2,135,239	$84,376	4.0%

Operating income. Operating income was $2,804,723 for the year ended December 31, 2018, compared to $2,597,723 for the same period of 2017. The increase in operating income in 2018 was primary due to the increase in gross profit.

Other (expense) income. Other income includes government subsidy income, net investment income (loss), and interest income and expenses. Other expenses was $112,413 for the year ended December 31, 2018, compared to $36,124 of other income for the same period in 2017. The decrease was primarily due to the decrease of net investment income in the amount of $144,181.

Income tax expense. Income tax expense was $472,695 for the year ended December 31, 2018, compared to $498,608 for the same period of 2017. The decrease in income tax expense was mainly because one of the Company’s subsidiaries, the Huoerguosi was currently exempt from paying income tax. As the Huoerguosi is located in the Xinjiang Huoerguosi special development zones, it is exempted from corporate income tax from January 1, 2017 to December 31, 2020. Huoerguosi was established in September 2017. The Huoerguosi net income before tax for the year ended December 31, 2018 was $534,548 and the income tax expense impact should be approximate $133,637, as the Huoerguosi has exemption from income tax, the income tax expense was saving approximate $133,637, and the effective tax rate of the Company was decreased from 25% to 18%.

Net income. As a result of the factors described above, net income was $2,219,615 for the year ended December 31, 2018, an increase of $84,376 from net income $2,135,239 for the same period of 2017.

Liquidity and Capital Resources

As of June 30, 2019 and December 31, 2018, we had cash in the amount of approximately $786,683 and $739,615, respectively.

Working Capital. Total working capital as of June 30, 2019 amounted to $4,788,527, compared to $3,817,094 as of December 31, 2018. The increase was mainly due to (1) an increase in account receivable of $547,995, which is caused by the longer credit period of the large-scale oil and coal mine group for the period ended June 30, 2019, and (2) an increase in inventory of $721,312. Current liabilities amounted to $1,938,325 as of June 30, 2019 as compared to $1,921,008 as of December 31, 2018. This increase of liabilities was attributable mainly to an increase in amount accrued expenses and other current liabilities of $20,946 and tax payable of $8,684 which partially offset by a decrease in deferred revenue of $14,913.

Capital Resources and Capital Needs.  To date, we have financed our operations primarily through cash flows from operations. With the uncertainty of the current market, our management believes it is necessary to enhance collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. Our management believes that our current operations can satisfy our daily working capital needs. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our management is confident in the collecting account receivables and other receivables. The Company reviews the accounts receivable on a periodic basis and makes specific allowances when there is doubt as to the collectability of individual balances. The account receivable, net and the account receivable of related party balance was $3,761,347 and $952,535 as of June 30, 2019, respectively. The Company had different credit period for the different type of the customers. The Company has collected $757,388 account receivables from large-scale oil and coal mine group and IT outsourcing customers and $191,304 from the small and medium customers until December 31, 2019. As of June 30, 2020, the Company expects to collect $1,321,358. We may also raise capital through public offer.

The Company gave customers different credit period considering with the scale of the customer and past credit experience. For the large customers such as large-scale oil and coal mine group. the Company gave a two-year credit period because of long repayment cycle. The account receivable, net balance was $3,255,409 and $2,739,534 as of and June 30, 2019 and December 31, 2018, respectively. As of June 30, 2019, the Company collected the previous account receivable balance for the amount of $556,732. From July to December, 2019, these companies have repaid $495,215. As of June 30, 2020, the Company expects to collect $1,004,533.

For the IT outsourcing customers, the Company gave a year and half credit period. The account receivable, net balance was $1,267,169 and $1,061,602 as of and June 30, 2019 and December 31, 2018, respectively. As of June 30, 2019, the Company collected the previous account receivable balance for the amount of $247,607. From July to December, 2019, these companies have repaid $262,173. As of June 30, 2020, the Company expects to collect $316,825.

For the small and medium customers, the Company gave a half year credit period. The account receivable, net balance was $191,304 and $326,716 as of and June 30, 2019 and December 31, 2018, respectively. The Company has collected the remaining balance by December 31, 2019.

Off-Balance Sheet Arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Cash Flows Analysis

Six Months ended June 30, 2019 Compared to Year Ended December 31, 2018

(a)	Operating Activities

Net cash provided by operating activities was $45,444 for the six months ended June 30, 2019, while, net cash used in operating activities was $502,219 for the six months ended June 30, 2018. The increase of $547,663 in net cash used in operating activities for the six months ended June 30, 2019 was mainly due to (1) increase in cash inflow for short-term investment and accounts receivable from related parties which was partially offset by the outflow of advances to suppliers and deferred offering cost.

(b)	Investing Activities

Net cash provided by investing activities was $nil for the six months ended June 30, 2019 and 2018.

(c)	Financing Activities

Net cash provided by financing activities was $nil for the six months ended June 30, 2019 and 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

(a)	Operating Activities

Net cash provided by operating activities were $179,934 and $321,379 for the years ended December 31, 2017 and 2018, respectively. The increase of $141,445 in net cash provided by operating activities for the year ended December 31, 2018 was mainly due to the net effect of (1) advance to suppliers decrease of approximately $1.8 million, and (2) the decrease in cash inflows mainly due to accounts receivable increase of approximately $2.0 million because the Company extended the credit terms.

(b)	Investing Activities

Net cash used in investing activities was $405,488 for the year ended December 31, 2018 as compared to net cash used in investing activities of $4,223 for the year ended December 31, 2017. During the year ended December 31, 2018, we had $405,162 cash outlay on purchase of software.

(c)	Financing Activities

Net cash provided by financing activities was $449,066 for the year ended December 31, 2017. There is no capital contribution to HiTek in 2018.

Holding Company Structure

Overview

We are a holding company with no material operations of our own. We conduct substantially all of our business in China through contractual arrangements with Xiamen Hengda HiTek Computer Network Co., Ltd., our variable interest entity, and its subsidiaries. See “Business — Contractual Agreements between WFOE and HiTek” for a summary of these contractual arrangements. As of June 30, 2019 and December 31, 2018, our variable interest entities contributed in aggregate 100%, respectively, of our total net revenues. As of June 30, 2019 and December 31, 2018, our variable interest entities accounted for an aggregate of 100% of our total assets and total liabilities. As of June 30, 2019 and December 31, 2018, all of cash and cash equivalents (US$786,683 and US$739,615, respectively) were denominated in RMB.

Conducting our operations through contractual arrangements with our variable interest entities entails a risk that we may lose the power to direct the activities that most significantly affect the economic performance of our variable interest entities, which may result in our being unable to consolidate their financial results with our results and may impair our access to their cash flow from operations and thereby reduce our liquidity. See “Risk Factors — Risks Relating to Doing Business in the PRC” for more information, including the risk factors titled “Our contractual arrangements with HiTek and its shareholders may not be effective in providing control over HiTek” and “Because we conduct our business through HiTek, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected.”

In addition, any transfer of funds from us to any of our PRC subsidiaries or VIEs, either as a shareholder loan or as an increase in registered capital, is subject to certain statutory limit requirements and registration or approval of the relevant PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority.  Our PRC subsidiaries and VIEs are not permitted under PRC law to directly lend money to one another.

Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted from our company to our PRC subsidiaries or VIEs.  These limitations on the free flow of funds between us and our PRC subsidiaries and VIEs could restrict our ability to act in response to changing market conditions and reallocate funds internally in a timely manner.

Dividend Distributions

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, HiTek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to HiTek HK as dividends from WFOE. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, HiTek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Risks in relation to the VIE structure

Among other things, the Draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the Draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. According to the Draft Foreign Investment Law, the State Council will determine a list of industry categories that are subject to special administrative measures, which is referred to as a “negative list”, consisting of a list of industry categories where foreign investments are strictly prohibited, or the “prohibited list” and a list of industry categories where foreign investments are subject to certain restrictions, or the “restricted list”. The Draft Foreign Investment Law provides that FIEs operating in industries on the “negative list” will require entry clearance and other approvals that are not required of PRC domestic entities. As a result of the entry clearance and approvals, certain FIE’s operating in industries on the “negative list” may not be able to continue to conduct their operations through contractual arrangements.

It is uncertain whether the business sectors that our variable interest entity operates will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” that is to be issued. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure like us, we will face uncertainties as to whether such clearance can be timely obtained, or at all. Furthermore, due to lack of guidance under this draft law, we are unable to ascertain the controlling status of our company and we cannot assure you of the controlling status of our company after the completion of this offering. Therefore, if we are ultimately considered a foreign invested enterprise deemed to operate in either a “restricted” or “prohibited” industry, we may no longer conduct the business pursuant to a VIE structure and we could be subject to severe penalties or be forced to relinquish our interests in relevant industries, which in turn would materially impact our results of operations.

Uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements with our VIEs. If WFOE, HiTek or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or HiTek fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE or HiTek;

●	discontinuing or restricting the operations of WFOE or HiTek;

●	imposing conditions or requirements with which we, WFOE, or HiTek may not be able to comply;

●	requiring us, WFOE, or HiTek to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of HiTek;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

We cannot assure that the PRC courts or regulatory authorities may not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable, and HiTek will not be treated as a VIE entity and we will not be entitled to treat HiTek’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of HiTek from our balance sheet, which would most likely require us to cease conducting our business.

Tabular Disclosure of Contractual Obligations

Below is a table setting forth all of our contractual obligations as of June 30, 2019:

Payment Due by Period
		Less than	1 – 3	3 – 5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Operating lease obligations	$130,328	$45,205	$52,208	$32,915	$-
Total	$130,328	$45,205	$52,208	$32,915	$-

INDUSTRY

The ACTCS Industry

History and Technology of ACTCS

According to State Administration of Taxation, in 1994 China implemented its VAT scheme as part of its national tax reform agenda. To strengthen the administration of VAT special invoices, the State Administration of Taxation (“SAT”) launched a pilot program to employ the ACTCS and computerized cross-checking system in some regions. This started the Golden Tax Project Phase I, which has played an active part in improving VAT administration. Based on the experience and lessons learned from the Golden Tax Project Phase I, the SAT started the Golden Tax Project Phase II in 1998. Four sub-systems under the ACTCS came into operation in the process for invoicing, e-certificate, cross-checking and investigation in 2001. By July 2003 all of the general VAT taxpayers (above a specified turnover threshold) across China were covered by the anti-counterfeiting tax control system. With the systematization and standardization of VAT administration, the crimes with respect to counterfeited VAT invoices have decreased and VAT administration has become more effective and efficient. Based on the Golden Tax Project Phase II, the SAT has exerted further efforts to develop an IT-based VAT administration. At present, the VAT Administration

ACTCS Information System, which is developed by the government, is a circular system composed of six sub-systems, which control invoicing, e-certificate, filing, cross-checking, verification and referral investigation, respectively. The system has helped enhancing the efficiency of VAT administration, improved the quality of the taxpayer service, reduced the cost of collection, and prevented tax loss. It has also contributed a lot to the goals of maintaining a steady stream of VAT revenues, building a level playing field and maintaining a stable growth of tax revenues in China.

The ACTCS that relates directly to our business is a patented national security product developed by China Aerospace Science and Technology Corporation. Our company reached an agreement with China Aerospace Science and Technology Corporation to distribute the product in Xiamen and provide supporting services to ACTCS.

There are two core technologies that support ACTCS: “Secure Cryptography Algorithm and Decryption Technology” and “Black Box” storage technology. ACTCS provides complete value-added tax security and control solutions through a closed-loop process of tax invoice issuance, tax invoice sales, and tax deduction. This closed-loop process eliminates the problems of invoice counterfeits, providing accurate and complete tax information for the regional and national audit system.

Secure Cryptography Algorithm and Decryption Technology: This Chinese national security technology coordinates with the encryption function provided by the anti-counterfeiting tax control system. Together, they can encrypt data on an invoice (such as invoice date, invoice number and tax registration number) into anti-counterfeit codes (also known as ciphertext), printed on a special invoice. A Black Box of a ACTCS records all the ciphertext information. To identify the authenticity of an invoice, customers can decrypt the ciphertext on the invoice through an authentication system, and then compare the decrypted information with the information on the invoice. If the decrypted information does not match the information presented on the invoice, then the invoice is a counterfeit.

Golden Tax Disk: This special-purpose hardware works in combination with the ACTCS software, and can only be purchased by retailers authorized by China Aerospace Science and Technology Corporation. With a USB interface, Golden Tax Disk is essential for ACTCS functions such as invoice data encryption and decryption and invoice management.

Black Box: Large-capacity invoice data storage device.

Xiamen’s ACTCS Market

The PRC government requires each ACTCS service provider that offers ACTCS supporting service, ACTCS supporting software and ACTCS related hardware services (the “ACTCS Service Providers”) to obtain permission from the State Taxation Bureau. The ACTCS market has been growing steadily since the adoption of the ACTCS system in early 1996. According to Xiamen city government’s official economic report issued in 2016, there were 11,000 domestic-funded business enterprises, 10,500 foreign-funded business enterprises and 224,000 private-owned business enterprises. All these business enterprises are mandated by the Chinese government to use ACTCS for their VAT reporting, collection and processing.

The Chinese IT Industry

The PRC market of IT services is growing very fast since around 2006. According to the 2018 Market Report of China’s Enterprise IT Operations Management (iResearch 2018 Report) published by iResearch Inc. (艾瑞咨询 ), several factors have contributed to the rapid growth of the IT service market. For instance, the government has been publishing favorable policies and regulations to the IT industry. Further, at the macroeconomic level, the services industries as a whole has been developing rapidly, with an average growth rate of 12.2% since the year of 2011. In 2016, GDP generated by the services industries represented 51.6% of the total GDP of China of the same year.

The PRC market of IT services is mainly comprised of four main sub-markets: IT Service Market, Market of Operations Services for IT Data Centers, Market of Third-party Operations Services for IT Data Centers, and IT Operations & Analytics Market. According to the iResearch 2018 Report, the IT Service Market has been growing at an average rate of 13.5% since 2012, and successfully reached a market size of RMB 523.18 billion (approximately $ 78.77 billion) in 2016, which represents a 65.88% growth from the size of RMB 315.40 billion in 2012. In addition, the market size is projected to grow at a rate of 16.5% after 2016. The IT Service Market has so far been the largest sub-market within the general market of enterprise IT operations management. According to the iResearch 2018 Report, the Market of Operations Services for IT Data Centers has been growing at an average rate of 15.7% since 2012, and successfully reached a market size of RMB 149.64 billion, which represents a 79.4% growth from the size of 83.59 billion in 2012. The Market of Third-party Operations Services for IT Data Centers has been developing rapidly as well, with an average growth rate of around 20.0%. The market size of was measured to be RMB 66.58 billion in 2016, which represents a 109.63% increase from that of RMB 31.76 billion on 2012. The IT Operations & Analytics Market is still in the process of development. According to the iResearch 2018 Report, even though the market size is relatively small compared to the other three sub-markets, it has been developing at a high growth rate. Overall, the market size increased from RMB 4.64 billion in 2012 to RMB 7.31 billion in 2016, representing a 57.5% growth.

Third-party operations services for IT data centers have been widely adopted in many different industries, including finance, telecommunications, electricity, transportations, etc. As such, the demand for third-party operations services are projected to increase in the future, and the market size is predicted to grow accordingly.

The Chinese Computer Hardware Sales Industry

According to Euromonitor International Limited, retail volume sales of computers and computer hardware has been declining since 2017, hit by the economic slowdown and the strong competition from smartphones. Most consumers use their own computers for recreation purposes rather than work when staying at home or travelling. With the growing penetration rate for smartphones and the popularity of large-screen smartphones (screen size >= 5.5”), a growing number of consumers do not feel the need to own or replace their computer with a new one, as they can browse websites, interact via social media and purchase online with their smartphones. On the other hand, business computers enjoyed volume growth of 2% in 2017, driven by strong demand from education institutions.

BUSINESS

Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

Our VIE entity, Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), is one of the first service providers in the city of Xiamen to support business entities required by the Chinese government to utilize the Anti-Counterfeiting Tax Control System (ACTCS) for value added tax (“VAT”) collection procedures in 1996. HiTek was incorporated in the People’s Republic of China (the “PRC”) on January 18, 1996 and currently has two subsidiaries: Xiamen Huasheng HiTek Computer Network Co., Ltd. (“Huasheng”), our hardware sales business entity, and Huoerguosi Hengda Information Technology Co., Ltd. (“Huoerguosi”), our operating subsidiary.

Authorized by the Xiamen State Taxation Bureau in 1996, we have leveraged and grown our income stream on ACTCS, which was developed by the government-owned entity China Aerospace Science and Technology Corporation to ensure the security and effectiveness of the PRC’s national tax collection processes. Our ACTCS services uniquely positioned us to capture 36% of Xiamen’s tax collection market share in 2018, with around 55,971 active users. In addition to our ACTCS supporting services, we also provide ACTCS device sales.

The ACTCS is one of the two mandatory software for all business enterprises in China who have value-added tax remitting responsibilities. The ACTCS software provides complete value-added tax security and control solutions through a closed-loop process, which includes tax invoice issuance, tax invoice sales, and tax deduction. The closed-loop process was designed to effectively eliminate invoice counterfeits, providing accurate and complete tax information for regional and national audit system.

We have built up our reputation and goodwill upon a large client base in SMEs since our first day of operations in the Xiamen metropolitan area in 1996. The ACTCS software is compatible with various types of businesses and we provide ACTCS services for clients from small business owners to medium-size business entities. Our software engineers work to improve ACTCS user experience regularly, ensuring our clients’ efficiency and privacy when they process their tax information. According to Xiamen Bureau of Statistics, there are 155,070 ACTCS users in Xiamen; amongst these, 55,971 are our clients. This significant client base enables us to accumulate economic and social data, which provides us with a unique perspective into our client’s various needs. This knowledge has been critical to our Company’s business development and has enabled us to develop new service areas such as online agent accounting platforms and online IT outsourcing platforms, both of which have been in operation in October 2018. In an effort to expand our client base, we have launched a “WeChat Cloud Service Management System” in the beginning of 2018 that transmuted our traditional offline service business into online services, resolving the shortcomings of traditional ACTCS service model. This has led to an ever-growing client base and has enabled us to integrate data received from different subsystems and platforms, increasing our productivity and market competitiveness.

We have a roadmap for both short-term and long-term profits. For example, by focusing on the application of the ACTCS software, we have made significant progress that improves our clients’ user experience, which includes ACTCS interface and invoice management software we developed in 2013 and 2014. In addition to the ACTCS software related services, we provide our clients with ACTCS devices device services. A business model that combines both ACTCS devices and software services has enabled us to provide personalized customer services in response to our clients’ need. We believe that in the long-term our brand-recognition and large client base will enable us in introducing more innovative online products and services, facilitating our clients’ business growth.

Our VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk. This business is authorized in connection with HiTek’s ACTCS software services and HiTek is mandated to conduct such business only in the Xiamen metropolitan area. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Within HiTek’s corporate operations, HiTek has one distribution center, from which all GTD sales are conducted. HiTek does not offer direct to customers GTD delivery but offers free on-site installation. The ACTCS devices orders are fulfilled from HiTek’s special GTD warehouse.

Since the beginning of 2017, HiTek has also generated revenue from its IT service business provided to SMEs in Xiamen area. HiTek provides outsourced IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for, without limitation, periodically check, daily repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System(“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng currently sells hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. Huasheng’s major business strategy in its market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. Huasheng has established its online support system in the beginning of 2018. The online system further enhances Huasheng’s customer experience, which is complemented by highly trained professionals and attractive physical store environment.

For the six months ended June 30, 2019, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (33.0%), software sales (22.6%), and (2) services to SMEs-- IT services (14.7%), ACTCS devices and services (29.7%). For the year ended December 31, 2018, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (32.2%), software sales (21.2%), and (2) services to SMEs-- IT services (13%), ACTCS devices and services (33.6%). For the year ended December 31, 2017, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (36.4%), software sales (19%), and (2) services to SMEs-- IT services (11.3%), ACTCS devices and services (33.3%).

Our History and Corporate Structure

We were incorporated in the Cayman Islands on November 3, 2017. HiTek Hong Kong Limited (“HiTek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), HiTek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. Our variable interest entity, Xiamen Hengda HiTek Computer Network Co., Ltd., which we refer to as HiTek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. HiTek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business — Contractual Agreements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of WFOE is to provide HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee solely at WFOE’s discretion and can be the net income of HiTek, such business scope is necessary and appropriate under the PRC laws. HiTek, on the other hand, has been granted a business scope different from WFOE to enable it to provide ACTCS tax device and services, hardware sales, software sales and IT services.

We control HiTek through contractual agreements, which are described under “Business — Contractual Agreements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Our corporate structure as of the date of this prospectus is as follows:

Contractual Arrangements between WFOE and HiTek

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in HiTek. Instead, we control and receive the economic benefits of HiTek’s business operation through a series of contractual arrangements. WFOE, HiTek and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on March 31, 2018. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of HiTek, including absolute control rights and the rights to the assets, property and revenue of HiTek.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter in accordance with the consulting and service actually provided by WFOE. WFOE has the right, solely at its discretion, to determine the amount of the fees to be paid, and both parties agree to, at WFOE’s discretion, amend or enter into supplementary agreement in respect of the provisions under this agreement regarding consulting fees. The consulting fees could be 100% of HiTek’s quarterly profit.

The Exclusive Technical Consulting and Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and HiTek before expiration. Otherwise, this agreement shall be extended by another ten years. HiTek does not have the right to terminate the agreement unilaterally.

The legal representative of WFOE, Mr. Shenping Yin, is currently managing HiTek pursuant to the terms of the Exclusive Technical Consulting and Service Agreement. WFOE has absolute authority relating to the management of HiTek, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Technical Consulting and Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or HiTek.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd., together holding 100% shares of HiTek (“HiTek Shareholders”), the HiTek Shareholders pledged all of their equity interests in HiTek to WFOE to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement. Under the terms of the agreement, in the event that HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The HiTek Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The HiTek Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement shall be effective until all payments due under the Exclusive Technical Consulting and Service Agreement have been paid by HiTek. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon HiTek’s full payment of fees payable under the Exclusive Technical Consulting and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement, (2) ensure the HiTek Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over HiTek. Under the Equity Interests Purchase Agreement, WFOE may be able to acquire the equity interests in HiTek any time to the extent permitted by the PRC Law. In the event HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE will be entitled to foreclose on the HiTek Shareholders’ equity interests in HiTek and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in HiTek and in this situation, WFOE may terminate the Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement and Exclusive Equity Interests Purchase Agreement after acquisition of all equity interests in HiTek or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests in HiTek held by the HiTek Shareholders. The purchase price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such exclusive right, the total purchase price that would be paid to all of the HiTek Shareholders would be approximately $990,069, which is the aggregate registered capital of HiTek.

Under the Exclusive Equity Interests Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in HiTek. The Exclusive Equity Interests Purchase Agreement, together with the Equity Interest Pledge Agreement and the Powers of Attorney, enable WFOE to exercise effective control over HiTek.

The agreement remains effective for a term of ten years and may be extended by another ten years at WFOE’s election.

Powers of Attorney

Under each Power of Attorney, each HiTek Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of HiTek; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of HiTek.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney shall be the same as the term of that of the Exclusive Equity Interests Purchase Agreement.

The Powers of Attorney are coupled with an interest and shall be irrevocable and continuously valid from the date of their execution, so long as the relevant HiTek Shareholder is a shareholder of Company.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS service and hardware sales provider, we currently work with approximately 50,000 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. With the recent launch of our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We have various software programs and online customer support processes in progress, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●

In the next few years, we plan to complete our full-service platform and aim to transfer 85% of our clients onto the platform. We plan to offer business management service, such as agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Market Opportunities

We believe that companies of all sizes and across all industries in the Xiamen metropolitan area will continue to use ACTCS software and ACTCS tax device to process their VAT filing, as well as supporting services to help them automate, facilitate and accelerate the filing process. We estimate the ACTCS service industry in the Xiamen metropolitan area will generate approximately an additional $6,282,800 for the fiscal year ended December 31, 2019. We calculated this number by estimating the total number of competitors in our immediate core markets in the Xiamen metropolitan area across big business entities and SMEs. We then apply a government assigned contract value as well as our supporting service value (“collected value”) for ACTCS services in Xiamen area to each respective company based on its size, industry, and location in accordance to PRC tax regulation. We then utilized data collected from our current and past clients based on investment spend for ACTCS related services by size and industry. For example, we have applied the average collected value of our clients with top 100 revenue-generating capabilities, which we believe have applied for a relatively broader implementation of our ACTCS services. For medium-sized business entities, we have applied an average collected value on current commercial customer spend by size and industry. For small business enterprises, we have simply applied the annual price for our most basic plan. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the sections titled “Business – Market Opportunities.”

We believe that Chinese IT Market will continue its growth. Application software will still be the major source of growth. Various factors together will provide good external environment for the rapid development of China’s software industry, including the informationization of enterprises and social production, governmental and policy support, as well as the market demand growth of multimedia market-based education, video, games and other software, etc. In addition, China’s IT services market is very promising. By estimation, the growth rate of the IT services market in 2019 will be higher than that in 2018, which is about 16.5%, and the proportion of the IT services sector in the entire IT market will continue increasing.

We believe that Chinese Computer Hardware market will continue its growth, even though the speed of its growth has been slowed down in the past years. We estimate that the desire for ultra-thin, gaming and convertible products will help to stimulate total volume sales of laptops over the forecast period.

Our Competitive Strengths

The ACTCS business market in which we compete has a high entry barrier and newcomers are strictly scrutinized by the Chinese government. Although the market is continuously growing and evolving, we do not believe any single competitor in the Xiamen metropolitan area currently has a directly comparable client base and customer goodwill as well as end-to-end ACTCS service as ours. In addition, newcomers who want to enter this highly regulated market face increasingly rigorous scrutiny from a variety of government agencies before they can be authorized to operate ACTCS related businesses. We believe that we will maintain our first-mover advantage in the Xiamen ACTCS service market for years to come.

Visionary Management Team

We have a talented and long-serving management team who have led us through multiple business breakthroughs. Most of our senior management team has been with us for around 20 years. Our Chief Executive Officer, Shenping Yin, is a leader in the Chinese IT industry with more than 20 years of experience. He is very well connected and has been involved in many large influential projects in China, managing client relations and serving as business counsel for the Chinese upstream heavy industries. The major projects he has engaged in include North Santai automation project for Xinjiang Zhundong Company, Luliang oilfield automation project for SINOPEC’s Xinjiang Subsidiary, automation engineering project Jidong oilfield, building automation project for the Fujian Quanzhou State Taxation Bureau Building and household registration management system project for the Ministry of Public Security. He was instrumental in building our company’s business and our success today.

Technology-Driven Experts

Our innovative IT talent and technology-focused business culture have enabled us to become a leader in Xiamen’s ACTCS devices and services industry. As of December 31, 2018, we had 3 full-time research and development professionals and 6 technical assistants focusing on various technology breakthroughs; 65% of our employees held Bachelor’s degrees and 26% of our employees held Master’s degrees or Ph.Ds. In the early 2018, we have established joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP and WeChat Cloud Charging System. As of December 31, 2018, we had 9 Registration of Computer Software Copyright Certificates (the “Certificate”) in China covering VAT tax areas and internet technology areas, which we developed prior to year 2015. Six Certificates were issued in 2015 and three Certificates were issued in 2017.

Robust client base with established brand recognition

We are one of the earliest companies authorized by the Chinese government to undertake ACTCS business in the Xiamen metropolitan area. Over the past 22 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. This level of brand recognition has gradually become one of our major marketing strategies. We also organize tax and finance related seminars regularly, developing client loyalty and enhancing the relationship between our customers and specialists.

We also established our good brand recognition upon a solid client base, consisting of small, medium and large business enterprises in the Xiamen metropolitan area. The ACTCS software is compatible with most types of businesses, offering service for clients from small business owners to large business enterprises. According to Xiamen Tax Bureau’s statistics, as of October 25, 2019, there are 157,070 ACTCS users in Xiamen; amongst these, 55,917 of them are our clients. Such solid client base and brand recognition enable us to utilize client resources for new monetization models. For example, we have offered IT outsourcing services for selective qualifying clients, providing significant support for the sustainable growth of our business. Our robust client base has also been critical to our planned future business development—we believe that we will be able to solicit substantial system integration clients and IT service clients directly from our large business entities and SMEs client base in the future, providing us with opportunities to work on innovative projects that brings technology breakthroughs.

Carefully Planned Marketing Efforts

We believe that our business goodwill is not just built through our quality service, but also through our effective marketing strategy that maximizes the availability as well as the prestige of our service. For example, the relationships and trust with referring HiTek’s specialists are developed through in-person shop visits near governmental tax agencies by our loyal customers and local tax officials. Our carefully planned and implemented marketing efforts lead to a stronger service referral base, better networking opportunities, increased customer volume, and improved client satisfaction. In addition, we help our service teams maintain productivity during effective deployment and adjust deployment schedules to support our physical store front’s capacity requirements.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out he electronic invoicing. Increased use of electronic invoices will reduce our SME client base substantially in the future. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Services

For the six months ended June 30, 2019, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (33.0%), software sales (22.6%), and (2) services to SMEs-- IT services (14.7%), ACTCS devices and services (29.7%). For the year ended December 31, 2018, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (32.2%), software sales (21.2%), and (2) services to SMEs-- IT services (13%), ACTCS devices and services (33.6%). For the year ended December 31, 2017, HiTek’s two business lines operated in four revenue streams: (1) services to large businesses-- hardware sales (36.4%), software sales (19%), and (2) services to SMEs-- IT services (11.3%), ACTCS devices and services (33.3%).

We generate substantial revenue from our ACTCS related services. Our SMEs client base and excellent customer support allow us to enhance the effectiveness of each of our targeted ACTCS service link, thereby strengthening our overall monetization capabilities.

We started to generate revenue by offering IT services, primarily contracted to resolve our clients’ IT issues in 2017. We also generate revenue from selling CIS software that we developed in 2014. In addition, we generate substantial revenue from hardware sales, which consist of selling laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors.

ACTCS Device and Services

For ACTCS supporting services, we charge fees on a yearly basis. This service guarantees smooth functions of ACTCS software covers any technical breakdowns related to the ACTCS software.

Our ACTCS device consist primarily of selling GTD. For ACTCS devices sales, we charge one a piece-by-piece basis. For the six months ended June 30, 2019, Revenue generated from our ACTCS device and services accounted for 29.7% of the total revenue derived from our businesses. Revenue generated from our ACTCS device and services accounted for 33.6% and 33.3%, respectively, of the total revenue derived from our businesses in 2018 and 2017.

In January 2019, we began to operate new service areas such as online agent accounting platforms and online IT outsourcing platforms. We intend to actively grow such general business management services.

IT Services

Our IT services primarily focus on resolving our clients’ IT issues, for which we charge fees on a project basis.

For the six months ended June 30, 2019, Revenue generated from our IT services accounted for 14.7% of the total revenue derived from our businesses. Revenue generated from our IT services accounted for 13.0% and 11.3%, respectively, of the total revenue derived from our businesses in 2018 and 2017.

Software Sales

For our software sales, we sell our self-developed Communication Interface System (“CIS”). This software provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes. Currently, almost all of the software sales revenue comes from sales of CIS. We do not resell any software developed by any third party.

For the six months ended June 30, 2019, Revenue generated from our software sales accounted for 22.6% of the total revenue derived from our businesses. Revenue generated from our software sales accounted for 21.2%, 19%, respectively, of the total revenue derived from our businesses in 2018 and 2017.

Hardware Sale

We also generate revenue from our hardware sales, which includes sales of computer hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. We have established a carefully designed sales network in the Xiamen metropolitan area that combines online platforms developed in the beginning of 2018 and our retail storefront. We have developed our hardware sale client base over time via our marketing from our physical store. After we launched CIS sales, we also introduced our hardware products to our CIS users.  We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. to large businesses in the future.

For the six months ended June 30, 2019, Revenue generated from our hardware sales accounted for 33.0% of the total revenue derived from our businesses. Revenue generated from our hardware sales accounted for 32.2% and 36.4%, respectively, of the total revenue derived from our businesses in 2018 and 2017.

Our Technology

We provide effective information technology services and secured tax solutions to business enterprises across a variety of monetization models. We have a dedicated team of nine highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for research and development. The following is a list of our self-developed software.

Technology	Completion Date	Certificate Date	General Functions
Mobile Invoice System (“MIS”)	October 15, 2013	June 15, 2015	MIS enables our clients to generate invoices anywhere, anytime.
Micro Service System (“MSS”)	July 30, 2014	June 16, 2015	MSS resolves service issues between service providers and our customers.
Secured Coordination System (“SCS”)	April 10, 2013	June 16, 2015	SCS provides real-time backup for the invoicing information generated by the users.
Communication Interface System (“CIS”)	April 17, 2014	June 15, 2015	CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system can be used to communicate the RCTX-X module and collect data from work diagrams, electricity diagrams, pressure diagrams and temperature diagrams. It can generate the data from the txt, and then copy and import it to the software of the windows platform to display analysis.
Universal Invoice System (“UIS”)	February 13, 2014	June 16, 2015	AIS facilitates data transmission between users’ management and financial systems and ACTCS software.
Invoice Query Management System (“IQMS”)	October 30, 2013	June 15, 2015	IQMS facilitates users’ invoice inquiries and verification process.
Micro-App System (“MAS”)	August 10, 2017	December 1, 2017	MAS diagnoses and resolves user-end application issues.
WeChat Cloud Business System (“WCBS”)	May 10, 2017	December 1, 2017	WCBS facilitates online transactions between the Company and its clients.
Collaborative Management System (“CMS”)	October 10, 2017	December 1, 2017	CMS facilitates our clients’ business and data management process amongst multiple operating systems.
HiTek APP application software	November 25, 2018	December 10, 2018	It is another name of “enterprise service platform”. It worked as HiTek’s online service platform, including IT services, sales and financial and tax services, etc.
HiTek network background management system	November 25, 2018	December 10, 2018	It is used for backstage unified management of HiTek’s app and HiTek online service platform.
Remote monitoring system	October 19, 2018	October 19, 2018	It is used for remote monitoring, debugging and early warning of the App.

Customers

We rely upon several of our large customers from whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the six months ended June 30, 2019, two customers represented approximately 20% and 10% of HiTek’s revenue. For the fiscal year ended December 31, 2018, one customer which is a related party represented approximately 15% of HiTek’s revenue. For the year ended December 31, 2017, one customer represented approximately 11% of the Company’s revenue. While we believe that one or more of our major customers could account for a significant portion of our sales for at least the year 2019, we anticipate that our customer base will continue to expand and that in the future we will be less dependent on major customers.

Suppliers

Aside from a set number of suppliers from whom we purchase general hardware for our resale business, we are required by the government to purchase our ACTCS devices from specific suppliers. In general, for the six months ended June 30, 2019, two suppliers accounted for 27% and 26% of the total purchases. For the fiscal year ended December 31, 2018, one supplier accounted for 10% of the total purchases. For the year ended December 31, 2017, one supplier accounted for 10% of the total purchases.

We enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis.

Marketing and Sales

Since inception, our user base in both the services to large businesses and service to SMEs has grown primarily through word of mouth recommendations, digital advertising, and social media advertising. We accumulated a loyal customer base to our hardware sales via our physical store. In general, we focus on delivering a superior user experience through better products and services, which we believe can expand our user base and enhance our brand. We do not have a specific budget for advertising since we have built our brand with very low marketing costs.

While we have significantly benefited from the effects of word of mouth recommendation, digital advertising, and social media advertising, we are considering cooperating with professional advertising companies to initiate campaigns designed to further promote our brand and services. We will finalize a definitive plan for this marketing initiation after our initial public offering on NASDAQ.

With respect to the services to SMEs, given the geographic limitation of our ACTCS services, we plan to focus on marketing and promotion of the business management service, which will include agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SMEs. On the services to large business side, we plan to focus on marketing and promotion of hardware integration system going forward.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Except for Chinese government developed ACTCS software used in connection with our day-to-day operations, we generally do not rely on third-party licenses of intellectual property for use in our business.

Our research and development activities are project based and the number of projects we work on varies annually. As of December 31, 2018, we had 3 full-time research and development professionals. From 2014 to 2015, we had 9 full-time research and development professionals focused on various software development projects. We were successful in developing 9 software products and had obtained 6 Registration of Computer Software Copyright Certificates (the “Certificates”) in 2015 and 3 Certificates in 2017. Our Certificates last indefinitely. In the beginning of 2018, we established 2 joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP and WeChat Cloud Charging System. In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as use of confidentiality agreement with our employees and outside consultants.

Research and Development

From 2014 to 2015, our R&D team mainly focused on developing two categories of software-- data collection software and ACTCS ancillary software. Among all the software we have developed, CIS is the only software product we are currently marketing and generated revenue. Our R&D team has established joint research syndicates with other Internet technology companies in early 2018. The syndicates are currently focusing on the development of Finance and Taxation Service Platform Mobile Application and Corporate Full Service Platform Mobile Application. The Finance and Taxation Service Platform Mobile Application is designed to engage in agency bookkeeping business through on-line platform. The Corporate Full Service Platform Mobile Application is designed to integrate internet service business to provide one-stop service platform for customers.

Facilities

Our headquarters are located at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, PRC, where we own the office building with an aggregate floor area of approximately 495 square meters. This includes our sales and marketing, communication and business development personnel and our management and operations facilities and customer services.

We currently lease from an individual Kunzhi Wang approximately 83 square meters of office space at Room 101, NO.77 Tianhu Road, Siming District, Xiamen, China under a lease that expires on November 19, 2023 and can be renewed subject to mutual agreements by and us.

Employees

We had 106 and 76 employees as of December 31, 2017 and 2018, respectively. The following table sets forth the numbers of our employees categorized by function as of June 30, 2019:

As of June 30, 2019
Function:
Management Department (HiTek)	7
Financial Department (HiTek)	6
Purchase and Sales Department (HiTek)	4
Technical Service Department (HiTek)	29
Sales Training Department (HiTek)	6
Hotline Service Department (HiTek)	8
Research and Development Department (HiTek)	3
Operation and Maintenance Department (HiTek)	4
Management Department (Huasheng)	1
Financial Department (Huasheng)	2
Administrative & Logistics Department (Huasheng)	1
Purchase and Sales Department (Huasheng)	4
Management Department (Huoerguosi)	1
Operation and Maintenance Department (Huoerguosi)	2
Total	78

As of June 30, 2019, Our employees were located in Xiamen, Fujian province and Huoerguosi, Xingjian, China.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, State Administration for Industry & Commerce, State Administration of Taxation and their respective local offices. This section summarizes the principal PRC regulations related to our business.

Regulations on Value-added Tax Tax-control System Service Providers

The Circular on Issuing the Measures for the Supervision and Administration of Value-added Tax (VAT) Tax-control System Service Providers, or the SAT Circular 118, issued by the State Administration of Taxation (the “SAT”), or the SAT on October 9, 2015 and which became effective on November 1, 2015, regulates that the establishment and replacement of enterprises which engage in the sale of Value-added Tax tax-control system dedicated equipment (ACTCS tax device) and the provision of Value-added Tax tax-control system maintenance services to Value-added Tax payers using Value-added Tax tax-control system (the “Service Provider”) below the provincial level shall require the consent of the provincial authorities of the SAT. The service providers shall, pursuant to the SAT Circular 118, provide high-quality services to users, and guarantee their proper use of Value-added Tax tax-control system. The competent tax authorities are responsible for the supervision and administration of the service providers, and shall admonish the service providers, request them to make immediate correction, rectification or even cancel their service qualifications when service providers fail to meet the requirements of the SAT Circular 118.

As published on the official website of Xiamen Municipal office of SAT which is the provincial authority of the SAT at www.xm-n-tax.gov.cn/content/300662.html, our VIE entity, HiTek is one of the four recognized and qualified Service Providers in Xiamen.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the PRC, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and updated in February 21, 2003 and December 28, 2015, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Information services provided via cable networks, mobile networks or internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

To comply with the foregoing laws and regulations, Our VIE entity, HiTek has obtained a Value-Added Telecommunications Services Operating License in 2018 for providing information services via internet, or the ICP License, which will remain effective until March 19, 2023.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. These regulations require that foreign-invested value-added telecommunications enterprises in China must be established as Sino-foreign equity joint ventures and that the foreign investors may acquire up to 50% equity interests in such joint ventures. In addition, a major foreign investor in a value-added telecommunications business in China must demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, to provide value-added telecommunication services in China and the MIIT and the MOFCOM retain considerable discretion in granting such approvals.

On July 13, 2006, the Ministry of Information Industry, or the MII, released the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII Notice, pursuant to which, for any foreign investor to invest in telecommunications businesses in China, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business operation licenses. Furthermore, under the MII Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications business operation license to foreign investors in any form, and they may not provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. In addition, under the MII Notice, the internet domain names and registered trademarks used by a value-added telecommunication service operator shall be legally owned by such operator or its shareholders.

Furthermore, the Guidance Catalog of Industries for Foreign Investment, or the Foreign Investment Catalog, the latest version of which was promulgated jointly by MOFCOM and the National Development and Reform Commission, or the NDRC, on June 28, 2017 and became effective on July 28, 2017, classifies businesses into four categories with regard to foreign investment: (1) “encouraged,” (2) “restricted,” (3) “prohibited” and (4) “permitted,” which includes all industries not listed under any one of the first three categories.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License. Our VIE entity, HiTek has obtained the ICP License, which will remain effective until March19, 2023.

Regulations on Intellectual Property Rights

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001 and in 2010, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MIIT on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. We have registered the domain name of xmhitek.com in the PRC.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

According to the Interim Measures for the Administration of Establishment and Change Filings of Foreign-invested Enterprises, which was promulgated by the MOFCOM and became effective on July 30, 2017, the Administrative Regulations on the Company Registration, which was promulgated by the State Council on June 24, 1994, became effective on July 1, 1994 and latest amended on February 6, 2016, and other laws and regulations governing the foreign invested enterprises and company registrations, the establishment of a foreign invested enterprise and any capital increase and other major changes in a foreign invested enterprise shall be registered with the State Administration for Industry and Commerce or its local counterparts, and shall be filed via the foreign investment comprehensive administrative system, or the FICMIS (“MOFCOM Filing”) if such foreign invested enterprise does not involve special access administrative measures prescribed by the PRC government.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC include the Company Law of the PRC, as amended in 2004, 2005 and 2013, the Wholly Foreign-owned Enterprise Law promulgated in 1986 and amended in 2000 and 2016 and its implementation regulations promulgated in 1990 and subsequently amended in 2001 and 2014, the Equity Joint Venture Law of the PRC promulgated in 1979 and subsequently amended in 1990, 2001 and 2016 and its implementation regulations promulgated in 1983 and subsequently amended in 1986, 1987, 2001, 2011 and 2014, and the Cooperative Joint Venture Law of the PRC promulgated in 1988 and amended in 2000 and 2016 and its implementation regulations promulgated in 1995 and amended in 2014 and 2017. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax which was amended on February 24, 2017 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009 and most recently amended on February 6, 2016. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The new VAT tax rates generally applicable from May 1, 2018 are simplified as 16%, 10%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is still 3%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the s, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Shenping Yin	50	Chairman of the Board
Xiaoyang Huang	50	Chief Executive Officer and Director
Tianyu Xia	30	Chief Financial Officer
Bo Shi	45	Chief Technology Officer
Wenhua Yang	51	Independent Director
Jianben Song	61	Independent Director
Lawrence Venick	47	Independent Director

Mr. Shenping Yin has been our Chairman since our inception. Mr. Yin has been the Chief Executive Officer and a director of Recon Technology, Ltd. (NASDAQ: RCON) since 2007. In 2003, Mr. Yin founded Nanjing Recon, a Chinese company that provides services to automate and enhance the extraction of petroleum in China, and has been the Chief Executive Officer since that time. Mr. Yin has founded and operated a number of companies engaged in the IT industry including: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in Information Systems.

Ms. Xiaoyang Huang has been our CEO since our inception. She has been the Chief Executive Director of HiTek, our VIE entity since 2000. Ms. Huang graduated from Nanjing Agricultural University and majored in Agricultural Information. She also went through a one-year accounting program in Renmin University of China from 2010 to 2011.

Ms. Tianyu Xia has been our CFO since August 15, 2018. From April 2014 to December 2015, she worked as an Investor Relations Manager at Recon Technology Ltd. From December 2015 to October 2017, she worked as an Investor Relations Manager at Smartisan Technology Co., Ltd. Ms. Xia graduated from Saint Louis University, John Cook School of Business in 2012 and received her bachelor’s degree in Accounting. She also minored in Information Technology Management. Ms. Xia received her Master’s degree in Investor Relations from Fordham University, Graduate School of Business in 2013. She received her Master’s degree in Business Administration from Cheung Kong Graduate School of Business in 2018.

Mr. Bo Shi has been our CTO since our inception. From July 1996 to March 1998, he worked as a maintenance engineer at Xiamen Automotive Friction and Sealing Material Co., Ltd. He has been working for HiTek since March 1998 and has undertaken various responsibilities such as maintenance engineer, technical manager, technical director, deputy general manager and general manager. He is now the general manager of HiTek. Mr. Shi graduated from Wuhan University of Technology (formerly known as “Wuhan Automotive University”) in July 1996, with a bachelor’s degree in Computer Science and Application.

Mr. Wenhua Yang will be appointed as our independent director upon closing of this offering. He was the Vice President of Beijing Huaxia Bank, Guanghua Road Branch from July 2002 to May 2004. From June 2004 to September 2006, he served as the Vice President of Beijing Guangda Bank, Guanghua Road Branch. From April 2006 to date, he served as the general manager of Beijing Nengju Trading Development Co., Ltd. He has worked for 15 years in the banking and business industries. Mr. Yang holds a Bachelor’s Degree in Accounting and a Master’s Degree in Business Management at Capital University of Economics and Business.

Mr. Jianben Song will be appointed as our independent director upon closing of this offering. Mr. Song has been the data architect of Charter Communications since February 2013. From November 2010 to January 2013, he worked as a data architect for Bank of America, where he was responsible for designing databases. He has extensive experience in software engineering. Mr. Song graduated from Tsinghua University with a Bachelor’s degree in physics. He holds a Master’s degree in biophysics from the Institute of Biophysics, Academia China. He holds a Ph.D. in biophysics at the University of Rochester, New York.

Mr. Lawrence Venick will be appointed as our independent director upon closing of this offering. Mr. Venick has been a Partner at Loeb & Loeb LLP since 2007. He is a corporate and securities lawyer focusing his practice on United States capital market transactions and corporate governance matters involving U.S. listed companies. Over the course of his career, Mr. Venick has represented a number of publicly traded companies listed on NASDAQ and The NYSE. Mr. Venick currently splits his time between Loeb & Loeb LLP’s Hong Kong and Beijing offices. He serves as the Managing Partner of the Hong Kong office and is the Chief Legal Representative of the Beijing office. From 2004 to 2012, Mr. Venick worked as a corporate lawyer in Loeb & Loeb LLP’s Los Angeles office. Prior to that time, Mr. Venick worked as a corporate lawyer in Wilson Sonsini Goodrich & Rosati PC’s Palo Alto office. Mr. Venick holds a B.A. from the University of California at Santa Barbra and a J.D. from Loyola Law School.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K except that Mr. Yin and Ms. Huang are husband and wife.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board of Directors has determined that we currently do not have any independent director as that term is defined in the listing standards of the Nasdaq Capital Market. We intend to appoint independent directors upon initial closing of this offering as required by the listing standard of Nasdaq Capital Market.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors. There is currently no shareholding qualification for directors.

Insider Participation Concerning Executive Compensation

The Board of Directors of the Registrant, which includes Chairman of the Board, Mr. Shenping Yin will be making all determinations regarding executive officer compensation. The Registrant first started hiring executives in July 1st, 2018.

Audit Committee, Compensation Committee, and Nominating Committee and Corporate Governance Committee

We will establish three committees under the board of directors immediately upon closing of this offering: An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a Foreign Private Issuer (“FPI”), we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee will consist of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick. Mr. Wenhua Yang will be the chairman of our audit committee. We have determined that Mr. Yang, Mr. Song and Mr. Venick will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Yang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.  Our compensation committee will consist of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick upon the effectiveness of their appointments. Mr. Song will be the chairman of our compensation committee. We have determined that Mr. Yang, Mr. Song and Mr. Venick will satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee currently consists of will consist of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick upon the effectiveness of their appointments. Mr. Venick will be the chairperson of our nominating and corporate governance committee. Mr. Yang, Mr. Song and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2018, 2017 and 2016 earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers in 2018 whose total compensation exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Xiaoyang Huang, Chief Executive Officer of HiTek	2018	11,187	45,354	0	0	0	0	0	56,541
	2017	10,059	36,983	0	0	0	0	0	47,042
	2016	9,183	39,134	0	0	0	0	0	48,317

Bo Shi, Chief Technology Officer of HiTek	2018	15,692	37,795	0	0	0	0	0	53,487
	2017	13,166	27,367	0	0	0	0	0	40,533
	2016	12,630	27,092	0	0	0	0	0	39,722

Tianyu Xia, Chief Financial Officer of HiTek	2018	18,412	0	0	0	0	0	0	18,412
	2017	0	0	0	0	0	0	0	0
	2016	0	0	0	0	0	0	0	0

Agreements with Named Executive Officers

We entered into employment agreements with our CEO and CTO on July 1, 2018, and with our CFO on September 2, 2018. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Our employment agreement with Xiaoyang Huang, our CEO, provides her term of one year with an annual salary of $70,000.

Our employment agreement with Bo Shi, our CTO, provides his term of one year with an annual salary of $50,000.

Our employment agreement with Tianyu Xia, our CFO, provides her term of three years with an annual salary of $60,000.

Compensation of Directors

For the fiscal years ended December 31, 2018 and 2017, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares.

The calculations in the table below are based on 10,987,679 Ordinary shares outstanding on an as-converted basis as of the date of this prospectus, and 12,787,679 Ordinary shares outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ over-allotment option.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

	Ordinary Shares			Ordinary Shares
	Beneficially Owned			Beneficially Owned
	Prior to This Offering			After This Offering(1)

	Number		%	Number	%
Directors and Executive Officers:
Shenping Yin	8,192,000	(2)(3)	74.55%	8,192,000	64.06%
Xiaoyang Huang	8,192,000	(2)(3)	74.55%	8,192,000	64.06%
Wenhua Yang	-			-
Jianben Song	-			-
Lawrence Venick	-			-
5% Shareholders:
Shenping Yin	8,192,000	(2)(3)	74.55%	8,192,000	64.06%
Xiaoyang Huang	8,192,000	(2)(3)	74.55%	8,192,000	64.06%

(1)	This calculation assumes that the underwriters do not exercise any portion of its over-allotment option.
(2)	These shares are deemed as beneficially owned by Shenping Yin and Xiaoyang Huang as they are husband and wife.

(3)	These shares are held by Fortune Enterprise Holdings Limited, a British Virgin Islands company. Since Mr. Yin and Ms. Huang are the shareholders and directors of Fortune Enterprise Holdings Limited, they are deemed as the beneficial owners of these securities.

History of Share Capital

We were incorporated in the Cayman Islands as an exempted company with limited liability on November 3, 2017.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 per share. Holders of Ordinary Shares are entitled to one vote per share. Upon adoption of the amended Memorandum and Articles of Association, the authorized capital will consist of 490,000,000 ordinary shares, and 10,000,000 preference shares  .

On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, Star Discover Global Limited, Oriental Xinhe Holdings Limited, Luotec Information Limited, Lintec Information Limited, Tians Technology Limited, Centurion Tech Holdings Limited, Eternal Blessing Holdings Limited and Circatrade Universal Holdings Limited as inducements for them to enter into the VIE Agreements pursuant to which the Company shall obtain absolute control rights and the rights to the assets, property and revenue of HiTek. The issuance was conducted in private transactions under Cayman Islands laws.

As of the date of this prospectus, none of our outstanding Ordinary Share is held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, Mr. Yin and Ms. Huang will hold 74.55% of the combined total of our outstanding Ordinary Shares. Following the completion of this offering, Mr. Yin and Ms. Huang will continue to have the power to act alone in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.

Contractual Arrangements with WFOE, HiTek and Its Shareholders

To comply with PRC laws restricting foreign ownership in the IT business in China, we conduct our IT business through HiTek, a VIE entity that we control through a series of contractual arrangements between our PRC subsidiary WFOE, HiTek and its shareholders, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. Such contractual arrangements provide us (i) the power over HiTek, (ii) the exposure or rights to variable returns from our involvement with HiTek, and (iii) the ability to affect those returns through use of our power over HiTek to affect the amount of our returns. Therefore, we control HiTek. For a description of these contractual arrangements, see “Business — Our History and Corporate Structure”.

Payment of Dividend

See “Dividend Policy”.

Material Transactions with Related Parties

Advances and Loans from Related Parties

As of December 31, 2017, outstanding advances that the Company owed to Mr. Shenping Yin, HiTek’s Chairman, was $155,376 and was fully repaid as of December 31, 2018. Company also has outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., 5% owned by HiTek’s Chairman Mr. Shenping Yin, in the amount $13,009 and was fully paid off. Both advances are due on demand and non-interest bearing.

Advances to Related Parties

As of June 30, 2019, Fengqi (Beijing) Zhineng Technology Co., Ltd., 5% owned by HiTek’s Chairman Mr. Shenping Yin, had owed the Company in the aggregate, approximately $1,774. The advances made by the Company were due on demand and non-interest bearing.

As of December 31, 2017, Beijing Longchen Building Decoration Engineering Company Limited, an entity that is 80% owned by Mr. Shenrui Yin, who is the brother of HiTek’s Chairman, Shenping Yin, had owed the Company in the aggregate, approximately $215,173. The advances made by the Company were due on demand and non-interest bearing. All these advances and loans have been fully repaid by April 27, 2018.

As of December 31, 2018, Fengqi (Beijing) Zhineng Technology Co., Ltd., 5% owned by HiTek’s Chairman Mr. Shenping Yin, had owed the Company in the aggregate, approximately $1,012. The advances made by the Company were due on demand and non-interest bearing.

Sales revenues from related parties

The Company generated sales revenues from Fengqi (Beijing) Zhineng Technology Co., Ltd., an entity in which Mr. Yin is the director and a minority shareholder, in hardware sales of $0 for the six months ended June 30, 2019, and $0 and $80,944 for the years ended December 31, 2018 and 2017.

The Company generated sales revenues from Baotou Zhongzhe Hengtong Technology Co., Ltd., which is a minority shareholder of HiTek, in hardware sales of $0 for the six months ended June 30, 2019, and $0 for fiscal year ended December 31, 2018 and $366,879 for the year ended December 31, 2017; and software sales of $0 for the six months ended June 30, 2019, and $58,843 for the fiscal year ended December 31, 2018 and $0 for the fiscal year ended December 31, 2017.

The Company generated sales revenues from Beijing Zhongzhe Yuantong Technology Co., Ltd. in hardware sales of $0 for the six months ended June 30, 2019, and $817,910 for fiscal year ended December 31, 2018 and $26,672 for the year ended December 31, 2017; and software sales of $83,473 for the six months ended June 30, 2019, and $244,168 for the fiscal year ended December 31, 2018 and $285,821 for the fiscal year ended December 31, 2017.

Accounts receivables from related parties

As of June 30, 2019, accounts receivable from Baotou Zhongzhe Hengtong Technology Co., Ltd., an entity that owns 2.16% of HiTek, is $255,866. Accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $696,669.

As of December 31, 2018, accounts receivable from Baotou Zhongzhe Hengtong Technology Co., Ltd., an entity that owns 2.16% of HiTek, is $365,991. Accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $950,850.

As of December 31, 2017, accounts receivable from Baotou Zhongzhe Hengtong Technology Co., Ltd., an entity that owns 2.16% of HiTek, is $440,366. Accounts receivable from Fengqi (Beijing) Zhineng Technology Co., Ltd., an entity that is 5% owned by Mr. Shenping Yin, is $89,143. Accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $363,576.

Employment Agreements

See “Management — Employment Agreements”.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2018 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 per share. Upon filing of the amended Memorandum and Articles of Association with Cayman company registry, the authorized capital will consist of 490,000,000 ordinary shares, and 10,000,000 preference shares.

We have conditionally adopted our amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering and will replace our current memorandum and articles of association in its entirety. Our amended and restated memorandum and articles of association, or our post-offering amended and restated memorandum and articles of association provide that, our authorized share capital upon completion of the offering will be $50,000 divided into 500,000,000 shares of a par value of $0.0001, comprised of 490,000,000 ordinary Shares, and 10,000,000 preference shares. Our directors may, in their absolute discretion and without the approval of our shareholders, create and designate out of the unissued preference shares of our company one or more classes or series of preference shares, comprising such number of preference shares, and having such designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as our directors may determine. Immediately upon the completion of this offering, we will have 12,787,679 Ordinary Shares issued and outstanding. We will issue Ordinary Shares in this offering. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights.  Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any special rights or restrictions as to voting attached to any shares, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation.  Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  We may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourth of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference shares

Our amended and restated memorandum and articles of association authorizes the issuance of 10,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preference shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the trust account, or which votes as a class with the ordinary shares on a business combination. We may issue some or all of the preference shares to effect a business combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

There are no outstanding warrants to purchase any of our securities.

Options

There are no outstanding options to purchase any of our securities.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66.6% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

the shareholders have been fairly represented at the meeting in question;

the arrangement is such as a businessman would reasonably approve; and

the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits.

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities.

The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

an exempted company’s register of members is not open to inspection;

an exempted company does not have to hold an annual general meeting;

an exempted company may issue negotiable or bearer shares or shares with no par value;

an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

an exempted company may register as a limited duration company; and

an exempted company may register as a segregated portfolio company.

Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination.

The Companies Law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide public shareholders with the opportunity to convert their public shares in connection with any such vote. The foregoing is set forth in our amended and restated memorandum and articles of association and cannot be amended.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity, the identity of their beneficial owners/controllers (where applicable), and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (2018 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Law (2018 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Law (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent in par value of the issued shares which as at that date carry the right to vote at general meetings deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles, the office of a director may be terminated forthwith if (a) he is prohibited by applicable law, the rules of the stock exchange and/or the rules of any competent regulatory authority from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g)he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from three consecutive meetings of directors, or (i) he is removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Law and our articles, our company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our articles may only be amended by special resolution of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our ordinary shares, and while application has been made for the ordinary shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering and assuming the issuance of 1,800,000 Ordinary Shares offered hereby, we will have an aggregate of 12,787,679 Ordinary Shares outstanding. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Agreements

We have agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, or file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8) without the prior written consent of the Representative for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors and executive officers who purchased shares of Ordinary Shares from our principal shareholder, Mr. Shenping Yin and Ms. Xiaoyang Huang, and existing beneficial owners of 5% or more of our outstanding Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares, without the prior written consent of the Representative for a period ending 180 days after the commencement date of the trading of the Ordinary Shares. After the expiration of the 180-day period, Ordinary Shares held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares, such extension is waived by the Representative.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Hunter Taubman Fischer and LI LLC, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Jingtian & Gongcheng, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX
ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Hitek Global Inc. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Hitek Global Inc. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Hitek Global Inc., including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Hitek Global Inc. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Jingtian & Gongcheng, our PRC counsel, believes that it is possible but highly unlikely that the Company and its offshore subsidiaries would be treated as a “resident enterprise” for PRC tax purposes because they do not meet some of the conditions outlined in SAT Notice 82. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Related to Doing Business in China — Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Our company pays an EIT rate of 25% for WFOE. Any gain or loss recognized by you generally will be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the tax treaty between the United States and PRC, you may elect to treat such gain as PRC source gain under such treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this prospectus forms a part an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law (2018 Revision)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary undertakes with Hitek Global Inc. (“the Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

a.	On or in respect of the shares, debentures or other obligations of the Company; or

b.	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of twenty years from the date hereof.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares;

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our Ordinary Shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for (a) reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets), (b) higher tax rates of 20% (for individuals in the 39.6% tax bracket) or (c) 15% for all other individuals. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from no to yes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares, our PFIC status will depend in large part on the market price of our Ordinary Shares. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Underwriting

We have entered into an underwriting agreement with Newbridge Securities Corporation to act as representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of shares
Newbridge Securities Corporation
WestPark Capital, Inc.
Total

The underwriters are offering the shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

We have applied to list the Ordinary Shares offered hereby on the NASDAQ Capital Market under the reserved symbol “HKIT”

In the event of a successful offering, for a period of twelve (12) months from the initial closing of the offering, we granted the Underwriter the right of first refusal to act as lead left book runner and lead left manager and/or lead left placement agent for any and all future public and private equity, convertible or debt (excluding commercial bank debt) offerings assuming the key terms and conditions of a proposal by the Underwriter are substantially similar to such key terms and conditions provided by a qualified third party professional.

Discounts, Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to eight and one-half percent (8.5%) of the aggregate gross proceeds raised in this offering.

The Underwriter here advised us that they propose to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $       per share. After this offering, the public offering price and concession to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

We will also pay the Underwriter by deduction from the net proceeds of this offering contemplated herein, a non-accountable expense allowance equal to $105,000.

We have paid a $50,000 cash retainer for accountable expenses, which will be reimbursed to the Company to the extent not actually incurred. We will also be responsible for a financial advisory fee of $25,000 due and payable at the closing of this offering.

In addition, we have paid the Underwriter $15,000 for out-of-pocket travel advance for due diligence purposes.

We shall also be responsible for all expenses relating to the offering, including, without limitation, (a) the cost of preparing, printing and filing the registration statement with the U.S. Securities and Exchange Commission, amendments and supplements thereto, and post-effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and printing of a sufficient number of preliminary and final prospectuses, as the Underwriters may reasonably request; (b) the cost of preparing, printing, and delivering exhibits thereto, in such quantities as the Underwriter may reasonably request; (c) the fees of counsel and accountants for the Company, including fees associated with any blue sky filings; and (d) fees associated with the Company’s transfer agent; and (e) the fees to translate documents for due diligence purposes.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the Underwriter’s fees and commissions, will be approximately $913,688, all of which are payable by us.

The Underwriters intend to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the Nasdaq Capital Market are “covered securities.” If we are unable to continue meeting the Nasdaq Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements, and we would need to register the offering in each state in which we plan to sell Ordinary Shares.

Lock-Up Agreements

We and each of our officers, directors, and 5% or greater shareholders, agreed that, subject to certain exceptions, we will not without the prior written consent of the Representative, for a period of 180 days after the commencement date of the trading of the Ordinary Shares of which this prospectus is a part (the “restricted period”):

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares; or

●	file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8).

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The underwriters will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the underwriters:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

Prior to this offering, there has been no public market for the Ordinary Shares. The public offering price of the shares we are offering will be determined by us in consultation with the underwriters based on discussions with potential investors in light of a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the Underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price of $5.00 set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, Ordinary Shares may be sold by the underwriters to securities dealers who resell Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Cayman Islands.  This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

Hong Kong.  The Ordinary Shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the Ordinary Shares and certain other legal matters as to United States Federal and New York State law and U.S. federal income tax laws in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. The underwriters are being represented by Haneberg Hurlbert PLC with respect to legal matters of United States federal and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 included in this prospectus have been so included in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of UHY LLP is located at 1185 Avenue of Americas, 38th Floor, New York, NY 10036.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

HITEK GLOBAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Hitek Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hitek Global Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the consolidated financial statements, the Company’s 2018 Reorganization represented transactions of entities under common control, the effects of which have been retrospectively applied to the accompanying consolidated financial statements.

As described in Note 17 to the consolidated financial statements, the 2018 consolidated financial statements have been restated to correct a misstatement.

/s/ UHY LLP
We have served as the Company’s auditor since 2016.
New York, New York

June 6, 2019, except for Notes 2, 4 and 17 as to which the date is January 7, 2020.

HITEK GLOBAL INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
	(Restated)
Assets
Current assets
Cash and cash equivalents	$739,615	$867,570
Short-term investments	2,094,402	1,771,200
Accounts receivable, net	1,295,682	869,326
Accounts receivable-related parties	590,332	893,085
Advances to suppliers, net	285,222	1,441,487
Deferred offering cost	408,401	50,129
Inventories, net	72,501	277,569
Deferred income tax assets	-	100,177
Prepaid expenses and other current assets	250,935	397,760
Due from related parties	1,012	215,173
Total current assets	5,738,102	6,883,476

Non-current assets
Non-current accounts receivable	1,515,329	-
Non-current accounts receivable-related parties	726,509	-
Property, equipment and software, net	1,240,222	252,907
Total non-current assets	3,482,060	252,907
Total Assets	$9,220,162	$7,136,383

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$222,941	$383,521
Deferred revenue	795,344	877,607
Taxes payable	585,530	272,925
Due to related parties	-	168,385
Accrued expenses and other current liabilities	317,193	253,497
Total Current Liabilities	1,921,008	1,955,935

Non-current Liabilities
Deferred tax liabilities, non-current	262,637	-
Total non-current liabilities	262,637	-
Total Liabilities	2,183,645	1,955,935

Commitments and Contingencies

Shareholders’ Equity
Ordinary Shares (par value $0.0001 per share, 500,000,000 shares authorized; 10,987,679 and 10,987,679 shares issued and outstanding at December 31, 2018 and 2017, respectively*)	1,099	1,099
Additional paid-in capital	2,628,356	2,628,356
Statutory reserve	547,777	312,993
Retained earnings	3,835,590	1,850,759
Accumulated other comprehensive income	23,695	387,241
Total Shareholders’ Equity	7,036,517	5,180,448

Total Liabilities and Shareholders’ Equity	$9,220,162	$7,136,383

*	On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2018	2017

Revenue
Hardware	$1,406,773	$2,034,630
Hardware - related parties	817,910	474,495
Tax devices and service	2,323,374	2,290,746
Software	1,163,042	1,020,154
Software - related party	303,011	285,821
IT services	901,668	781,529
Total revenue	6,915,778	6,887,375
Cost of revenue	(3,039,406)	(3,207,554)
Gross profit	3,876,372	3,679,821

Operating expenses:
General and administrative expenses	1,069,253	1,049,836
Selling expenses	2,396	32,262
Total operating expenses	1,071,649	1,082,098

Operating income	2,804,723	2,597,723

Other income (expense)
Government subsidies	33,517	37,221
Net investment (loss) income	(141,254)	2,927
Financial expense, net	(4,676)	(4,024)
Total other (expense) income	(112,413)	36,124

Net income before provision for income taxes	2,692,310	2,633,847
Income tax expense	472,695	498,608

Net income	$2,219,615	$2,135,239
Comprehensive income
Net income	$2,219,615	$2,135,239
Foreign currency translation (loss) income	(363,546)	247,729

Comprehensive income	$1,856,069	$2,382,968
Earnings per ordinary share*
– Basic and diluted	$0.20	$0.19

Weighted average number of ordinary shares outstanding*
–Basic and diluted	10,987,679	10,987,679

*	On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares*		Additional		Retained earnings	Accumulated other
	Number of shares	Amount	paid-in capital	Statutory reserve	(Accumulated deficit)	comprehensive income (loss)	Total Equity
Balance as of January 1, 2017	10,987,679	$1,099	$2,179,290	$99,206	$(70,693)	$139,512	$2,348,414
Increase capital in HiTek (VIE)	-	-	449,066	-	-	-	449,066
Foreign currency translation	-	-	-	-	-	247,729	247,729
Net income	-	-	-	-	2,135,239	-	2,135,239
Appropriation of Statutory reserve	-	-	-	213,787	(213,787)	-	-
Balance as of December 31, 2017	10,987,679	$1,099	$2,628,356	$312,993	$1,850,759	$387,241	$5,180,448
Foreign currency translation	-	-	-	-	-	(363,546)	(363,546)
Net income	-	-	-	-	2,219,615	-	2,219,615
Appropriation of Statutory reserve	-	-	-	234,784	(234,784)	-	-
Balance as of December 31, 2018	10,987,679	$1,099	$2,628,356	$547,777	$3,835,590	$23,695	$7,036,517

*	On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017

Operating Activities
Net income	$2,219,615	$2,135,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,501	30,776
Net investment loss (income)	141,254	(2,927)
Provision for doubtful accounts for accounts receivable, other receivable and prepayments	(9,805)	11,258
Provision for obsolete inventories	28,673	18,057
Deferred taxes	371,567	392,224
Changes in operating assets and liabilities:
Short-term investment	(576,320)	70,621
Accounts receivable	(2,049,220)	(659,538)
Accounts receivable from related parties	(490,482)	106,131
Advances to suppliers	406,500	(1,351,436)
Deferred offering cost	(354,463)	(48,250)
Inventory, net	168,985	232,624
Prepaid expenses and other current assets	126,667	(240,602)
Due from related party	211,652	(90,239)
Accounts payable	(145,482)	(216,351)
Deferred revenue	(36,428)	37,321
Taxes payable	340,242	171,063
Due to related parties	(166,682)	(511,030)
Accrued expenses and other current liabilities	59,604	94,993
Net cash provided by operating activities	321,379	179,934

Investing Activities
Purchases of property, equipment and software	(405,488)	(4,223)
Net cash used in investing activities	(405,488)	(4,223)

Financing Activities:
Proceeds from increase of capital in HiTek	-	449,066
Net cash provided by financing activities	-	449,066

Effect of exchange rate changes on cash and cash equivalents	(43,846)	27,729
Net (decrease) increase in cash and cash equivalents	(127,955)	652,506
Cash and cash equivalents at beginning of year	867,570	215,064
Cash and cash equivalents at end of year	$739,615	$867,570

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$113,264	$46,210

Non-cash investing activities:
Transfer of software from advances to suppliers	$710,545	$-
Increase in accrued expenses for deferred offering costs	$20,791

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

Notes to CONSOLIDATED Financial Statements

NOTE 1 – NATURE OF OPERATIONS

HiTek Global Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on November 3, 2017 in anticipation of an initial public offering. The Company through its variable interest entity (“VIE”) and VIE’s subsidiaries provide hardware sales, software sales, Information Technology (“IT”) maintenance services and tax devices and services in the People’s Republic of China (the “PRC”).

The Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, an entity 100% owned by Shenping Yin, and eight other shareholders on November 3, 2017 and December 16, 2017. Of the 10,987,679 ordinary shares, 74.55% was owned by Fortune Enterprise Holdings Limited. On November 20, 2017, the Company formed its wholly-owned subsidiary, HiTek Hong Kong Limited (“HiTek HK”) in Hong Kong. On March 15, 2018, HiTek HK formed its wholly-owned subsidiary, Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”) in PRC.

Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established in January 1996 by Shenping Yin, Xiaoyang Huang (the spouse of Shenping Yin) and nine other shareholders, who held 29.83%, 44.74% and 25.43% of its equity interests, respectively, in Xiamen, Fujian Province, PRC pursuant to PRC laws. The Company entered into a series of contractual arrangements with HiTek which were effective in March 2018, and its equity holders through WFOE to obtain control and became the primary beneficiary of HiTek.

In September 1999, Xiamen Huasheng HiTek Computer Network Co., Ltd (“Huasheng”), a fully owned subsidiary of HiTek was incorporated under the laws of the PRC.

In September 2017, Huoerguosi Hengda Information Technology Co., Ltd (“Huoerguosi”), a fully owned subsidiary of HiTek was established in XinJiang Province, PRC.

As all the above mentioned companies presented were under common control, the series of contractual arrangements between the Company and HiTek in March 2018 constituted a reorganization under common control and were required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including share and per share, which have been revised to reflect the effects of the reorganization.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Information

The accounting and financial reporting policies of the Company conform to generally accepted accounting principles (“GAAP”) in the United States and the preparation of the consolidated financial statements is in conformity with GAAP which requires management to make estimates and assumptions that affect reported amounts and disclosures.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to the Company and its majority-owned subsidiaries and those and those variable interest entities (“VIEs”) where the Company is the primary beneficiary (“PB”).

In preparing the consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

VIE Agreements with HiTek

Due to PRC legal restrictions of foreign ownership in certain sectors, neither we nor our subsidiaries own any equity interest in HiTek. Instead, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements (“VIE Agreements”) on March 31, 2018. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of HiTek, including absolute control rights and the rights to the assets, property and net income of HiTek. Accordingly, the Company is considered the primary beneficiary of VIE and has consolidated the VIE and the VIE’s subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis. The Exclusive Technical Consulting and Service Agreement has come into effect as of March 31, 2018. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter of 100% of HiTek’s quarterly profit. The term of the Exclusive Technical Consulting and Service Agreement is ten years unless it is terminated by WFOE with 30-day prior notice.

Equity Interest Pledge Agreement

WFOE, HiTek and HiTek shareholders entered into an Equity Interest Pledge Agreement, pursuant to which HiTek shareholders pledged all of their equity interest in HiTek to WFOE in order to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement as described above. The Equity Interest Pledge Agreement has come into effect as of March 31, 2018. During the term of the pledge, WFOE is entitled to receive any dividends declared on the pledged equity interest of HiTek. The Equity Interest Pledge Agreement ends when all contractual obligations under the Exclusive Technical Consulting and Service Agreement have been fully performed.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, part or all of their equity interests in HiTek. The option price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. The Exclusive Equity Interests Purchase Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Each shareholder of the HiTek has executed an irrevocable power of attorney in favor of WFOE. Pursuant to this power of attorney, the WFOE has full power and authority to exercise all of such shareholder’s rights with respect to his equity interest in the VIE Companies, including HiTek, Huasheng and Huoerguosi. The power of attorney will remain in force for so long as the shareholder remains a shareholder of HiTek.

During the years ended December 31, 2018 and 2017, there were no transactions in HiTek Global Inc. and HiTek HK besides minimal capital transactions and professional fee payments. As of December 31, 2018 and 2017, our variable interest entities accounted for an aggregate of 100% of our total assets and total liabilities.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful accounts, inventory obsolescence, deferred taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

The U.S. GAAP accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related party, prepaid expenses and other, accounts payable and accrued liabilities, income taxes payable, VAT and other taxes payable, and due to related parties approximate their fair market value based on the short-term maturity of these instruments.

The Company’s investments measured at fair value on a recurring basis consist of various mutual funds and trading securities. The valuation for the Level 1 position is based on quoted prices in active markets. The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018 and 2017 and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. The valuation techniques are based on the fair value measurement on a recurring basis of the mutual funds and trading securities. The carrying amount of the mutual funds and trading securities approximately their fair values:

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2018	(Level 1)	(Level 2)	(Level 3)
Trading equity securities	$138,437	$138,437	$-	$-
Mutual funds	1,955,965	-	1,955,965	-
Total	$2,094,402	$138,437	$1,955,965	$-

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2017	(Level 1)	(Level 2)	(Level 3)
Trading equity securities	$341,838	$341,838	$-	$-
Mutual funds	1,429,362	-	1,429,362	-
Total	$1,771,200	$341,838	$1,429,362	$-

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares and dilutive potential ordinary shares outstanding during the period.

For the years ended December 31, 2018 and 2017, there were no other contracts to issue ordinary shares, such as options, warrants or conversion rights, which would have a dilutive effect on earnings per share.

Cash and Cash Equivalents

Cash consists of cash on hand and cash in banks. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash with various financial institutions in the PRC. As of December 31, 2018 and 2017, cash balances held in PRC banks are uninsured. The Company has not experienced any losses in bank accounts during the years under December 31, 2018 and 2017.

Concentrations of Credit Risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, trade accounts receivable, and accounts receivable – related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Short-term Investments

Short-term investments consist of trading stock and mutual funds. The Company classifies the stock and mutual funds as trading securities in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” If a security is acquired with the intent of selling it within hours or days, the security shall be classified as trading securities.

Short-term investments are measured at fair value based on the quoted market prices of the securities as of December 31, 2018 and 2017 in the Consolidated Balance Sheets. Net realized and unrealized holding gains and losses for trading securities are included in Consolidated Statements of Operations.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The normal payment period was approximately 30 days to 1 year after the customers received goods or were served. And the Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;
●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;
●	macroeconomic conditions that may affect a customer’s ability to pay; and
●	the relative importance of the customer relationship to the Company’s business.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the limited operating history with the large and medium sized customers, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses one-year time period as the basis to the separation of current and non-current assets.

Advances to Suppliers, Net

Advances to suppliers are the amounts prepaid to suppliers for purchases of inventory and to third party developers for mobile APP development. In evaluating the reserve for doubtful account, the Company mainly considers the age of the balance. As of December 31, 2018 and 2017, advances to suppliers consisted of the following:

	As of December 31,
	2018	2017

Advances to suppliers	$291,023	$1,443,201
Less: reserve for doubtful account	(5,801)	(1,714)
Total	$285,222	$1,441,487

Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. Deferred offering costs will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Property, Equipment and Software, Net

Property, equipment and software are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of property, equipment and software, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture and office equipment	2-3 years
Computer equipment	2-3 years
Transportation equipment	5 years
Buildings and improvements	20 years
Software	3 years

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  The Company did not record any impairment charge for the years ended December 31, 2018 and 2017.

Deferred Revenue

Deferred revenue consists of the annual subscription fees for Golden Tax Disk (defined below) received from customers but the services have not yet been performed. The Company recognizes the subscription amount as revenue on a straight-line basis in accordance with the service periods. Deferred revenue as of December 31, 2018 and 2017 was $795,344 and $877,607, respectively.

Revenue Recognition

Pursuant to the guidance of ASC Topic 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

■	Hardware

HiTek and Huasheng are in the business of sales of the computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors, and etc. Revenue from the sales of products is recognized when title and risk of loss passes to the customer, delivery is considered complete, and collectability is reasonably assured.

■	Software

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate with the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. We provide one-year warranty which mainly telephone supports. The upgrade or enhancement for CIS is not required. Therefore, revenue from the sales of software is recognized when title and risk of loss passes to the customer, delivery is considered complete, customer acceptance has been satisfied, and collectability is reasonably assured.

■	IT Services

HiTek provides IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for periodical check, on-call repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery etc.,

Revenue from fixed price contracts are recognized ratably over service period.

■	Tax Devices and Services

All businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. Revenue from the sales of GTD devices is recognized when title and risk loss passes to the customer, delivery is considered complete, and collectability is reasonably assured.

The Company provides the after-sales supporting services and charges the service fee on an annual basis. The service period is usually one year. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement.

The Company’s revenue are derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis in accordance with ASC 605-45, “Overall Consideration of Reporting Revenue Gross as a principal versus Net as an Agent.”

Prepayments received from customers prior to the services being performed are recorded as deferred revenue.

Cost of Revenue

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Selling Expenses

Selling expenses consists of primarily shipping and handling costs for products sold and advertisement and marketing expenses for promotion of our products.

General and Administrative Expenses

General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, meals and entertainment, utilities, and other miscellaneous expenses incurred in connection with general operations. All depreciation expenses were recorded in general and administrative expenses because fixed assets are mainly for sales and administrative purpose.

Advertising Expense

The Company expenses advertising costs as incurred and are included as part of selling expenses. Advertising expenses for the years ended December 31, 2018 and 2017 were $0 and $5,340, respectively.

Government Subsidies

Grants are given by the government to mainly support the Company for the sales of software products with the 3% VAT refund. Grants are recognized as government subsidies income in the consolidated statements of operations when received.

Research and Development Expenses

The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed. FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore research and development costs are generally expensed as incurred.

The Company expenses research and development expenses as incurred and are included as part of general and administrative expenses. Research and development expenses for the years ended December 31, 2018 and 2017 were $26,833 and $24,162, respectively.

The Company defers certain costs related to the software development activities associated with certain software which the Company has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Company has two software development contracts (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application) which they are obligated to perform certain specific software development activities. The scope of the work includes analyzing and confirming the application requirements checklist provided by the Company, designing under user interface, coding, arranging/locating the servers, and launching. The total contract price was approximately $1.07 million and was paid using installment payment method (30% of the retainer, 50% at the beginning of the project, and 20% upon software programs are ready to be used). The price was fixed and no additional consideration was required by the Company. The ownership of the final product belongs to the Company and the copyrights are shared with the two software development companies. As of December 31, 2017, product development costs with the amount of $722,366 was under advances to suppliers in the consolidated balance sheet. On November 8, 2018, Corporate Full-service Platform Mobile Application was ready to be used and has not been officially launched. On November 26,2018, Finance and Taxation Service Platform Mobile Application was ready to be used, and it was officially launched on January 3,2019. As of December 31, 2018, product development costs capitalized was $1,073,237 and recorded as Property, equipment and software, net in the consolidated balance sheet.

Income Taxes

The Company is governed by the Income Tax Law of the PRC. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s consolidated financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Value Added Taxes (“VAT”)

Prior to May 1, 2018, the Company is subject to VAT at the rate from 6% and 17% on revenue generated from providing services and products, respectively. Starting from May 1, 2018, the VAT rate for revenue generated from providing products was changed from 17% into 16%. VAT is reported as a deduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable.

Foreign Currency Translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and 2017 are as follows:

	December 31,		For the years ended December 31,
	2018	2017	2018	2017
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:1USD	6.8764	6.5064	6.61464	6.75985

Comprehensive Income

Comprehensive income is comprised of net income (loss) and all changes to the statements of shareholders’ equity (deficit), except those due to investments by shareholders and changes in paid-in capital. For the Company, comprehensive income for the years ended December 31, 2018 and 2017 consisted of net income and unrealized income (loss) from foreign currency translation adjustment.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Subsequent Event

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through June 20, 2019, the date that the consolidated financial statements were available to be issued. With the exception of those matters discussed in Note 16, there were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

Recent Accounting Pronouncements

Recently issued accounting pronouncements

Revenue Recognition:  In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP and permits the use of either the full retrospective or modified retrospective transition method. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. Accordingly, the updated standard is effective for the Company in the first quarter of fiscal 2019 and the Company intends on utilizing the modified retrospective method.

During 2016, the FASB also issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; ASU 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting; and ASU 2016-12,Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, all of which were issued to improve and clarify the guidance in ASU 2014-09. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). The Company does not expect the new revenue standard to have a material impact on its consolidated financial statements.

The Company has completed its initial analysis of Topic 606 and has concluded that the measurement of revenue and the timing of recognizing revenue is not expected to change for the hardware, tax devices and service, software, and IT services revenue. Based on the Company’s initial analysis, it did not identify a material cumulative catch-up adjustment to the opening consolidated balance sheet on January 1, 2019. The Company’s future consolidated financial statements will include additional disclosures as required by Topic 606.

In November 2015, the FASB issued ASU 2015-17, “ASC 740-10-65-4, Balance Sheet Classification of Deferred Taxes”. This guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The Company has prospectively adopted this guidance to its consolidated financial statements for the year ended December 31, 2018 and did not reclassified its balance sheet for the year ended December 31, 2017. Adoption of this guidance had no material impact on the results of operations or financial position.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-2”) which revises accounting for operating leases by a lessee, among other changes, and requires a lessee to recognize a liability to make lease payments and an asset representing its right to use the underlying asset for the lease term in the balance sheet. This update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. The amendments address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other issues. In addition, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which provides an additional (and optional) transition method to adopt the new leases standard. Under the new transition method, a reporting entity would initially apply the new lease requirements at the effective date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, continue to report comparative periods presented in the financial statements in the period of adoption in accordance with current U.S. GAAP (i.e., ASC 840, Leases) and provide the required disclosures under ASC 840 for all periods presented under current U.S. GAAP.  A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company plans to adopt these new guidance in the first quarter of fiscal year 2020 and is still evaluating the effect that this guidance will have on the Company’s financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU No. 2016-15”), to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. On July 1, 2018, the Company adopted ASU No. 2016-15 and the adoption of ASU No. 2016-15 had no material effect on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” (“ASU 2017-09”). The purpose of the amendment is to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. For all entities that offer share based payment awards, ASU 2017-09 is effective for interim and annual reporting periods beginning after December 15, 2017. On July 1, 2018, the Company has adopted this ASU. Considering that there is no stock compensation before December 31, 2018, the Company does not believe the adoption of this ASU would have a material effect on the Company’s condensed consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The guidance largely aligns the accounting for share-based payment awards issued to employees and nonemployees, whereby the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The ASU is required to be applied on a prospective basis to all new awards granted after the date of adoption. The Company is still evaluating the effect that this guidance but does not expect the standard to have a material impact on its unaudited condensed consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3 – SHORT-TERM INVESTMENT

Short-term investments consisted of the following:

	As of December 31,
Short-term investments	2018	2017
Trading equity securities	$138,437	$341,838
Mutual fund	1,955,965	1,429,362
Total	$2,094,402	$1,771,200

Investment income (loss) for the years ended December 31, 2018 and 2017 consists of the following:

	For the years ended December 31,
	2018	2017
(Loss )/ Gain from sales of short-term investments:
Trading equity securities	$(234,380)	$40,066
Mutual fund	51,832	41,035
Unrealized holding loss:
Trading equity securities	41,294	(78,174)
Net investment (loss) income	$(141,254)	$2,927

NOTE 4 – accounts receivable, Net

At December 31, 2018 and 2017, accounts receivable, net consisted of the following:

	As of December 31,
	2018	2017
	(Restated)
Accounts receivable	$1,633,576	$1,244,663
Less: allowance for doubtful accounts	(337,894)	(375,337)
Accounts receivable, net	$1,295,682	$869,326
Accounts receivable – related party	$590,332	$893,085
Non-current accounts receivable	$1,515,329	$-
Non-current accounts receivable-related parties	$726,509	$-

The allowance for the doubtful accounts at December 31, 2018 and 2017, totaled $337,894 and $375,337, respectively, representing management best estimate. The following table describes the movements in the allowance for doubtful accounts during the years ended December 31, 2018 and 2017:

Balance at January 1, 2017	$346,818
Increase in allowance for doubtful accounts	4,957
Foreign exchange difference	23,562
Balance at December 31, 2017	$375,337
Decrease in allowance for doubtful accounts	(17,929)
Foreign exchange difference	(19,514)
Balance at December 31, 2018	$337,894

The Company reviews the outstanding receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. For the years ended December 31, 2018 and 2017, doubtful accounts expense amounted to -$17,929 and $4,957, respectively.

NOTE 5 – INVENTORIES, NET

At December 31, 2018 and 2017, inventories consisted of the following:

	As of December 31,
	2018	2017
Inventory	$147,861	$328,065
Less: reserve for obsolete inventories	(75,360)	(50,496)
Total	$72,501	$277,569

Inventory includes computer, network hardware, and Golden Tax Disks. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value. For the years ended December 31, 2018 and 2017, inventory obsolescence expense amounted to $75,360 and $50,496, respectively.

NOTE 6 – PROPERTY, equipment AND SOFTWARE, net

At December 31, 2018 and 2017, property, equipment and software consisted of the following:

	As of December 31,
	2018	2017
Office furniture	$5,159	$5,452
Computer equipment	7,685	7,791
Transportation equipment	67,902	71,763
Buildings and improvements	450,740	476,373
Software	1,073,237	-
	1,604,723	561,379
Less: accumulated depreciation and amortization	(364,501)	(308,472)
	$1,240,222	$252,907

For the year ended December 31, 2018 and 2017, depreciation and amortization expense amounted to $75,501 and $30,776, respectively.

NOTE 7 – Taxes payable

At December 31, 2018 and 2017, taxes payable consisted of the following:

	As of December 31,
	2018	2017
Value-added Tax payable	$480,079	$190,623
Income tax payable	55,668	71,172
Other taxes payable	49,783	11,130
Total	$585,530	$272,925

NOTE 8 – RELATED PARTY TRANSACTIONS

The following represented related party balances as of December 31, 2018 and 2017:

	As of December 31,
	2018	2017
Accounts receivable
Baotou Zhongzhe Hengtong Technology Co., Ltd. (2)	$365,991	$440,366
Fengqi (Beijing) Zhineng Technology Co., Ltd. (4)	-	89,143
Beijing Zhongzhe Yuantong Technology Co., Ltd. (5)	950,850	363,576
	$1,316,841	$893,085

Due from related parties
Beijing Longchen Building Decoration Engineering Company Limited (1)	$-	$215,173
Fengqi (Beijing) Zhineng Technology Co., Ltd. (4)	1,012	-
	$1,012	$215,173

Due to related party
Fengqi (Beijing) Zhineng Technology Co., Ltd. (4)	$-	$13,009
Shenping Yin (3)	-	155,376
	$-	$168,385

	For the years ended December 31,
	2018	2017
Revenue
Fengqi (Beijing) Zhineng Technology Co., Ltd. (4)	$-	$80,944
Baotou Zhongzhe Hengtong Technology Co., Ltd. (2)	58,843	366,879
Beijing Zhongzhe Yuantong Technology Co., Ltd. (5)	1,062,078	312,493
	$1,120,921	$760,316

(1)	Beijing Longchen Building Decoration Engineering Company Limited is 80% owned by Mr. Shenrui Yin who is the brother of the Company’s Chairman, Mr. Shenping Yin (“Mr. Yin”). The loan was fully repaid on April 27, 2018.

(2)	Baotou Zhongzhe Hengtong Technology Co., Ltd. (“Baotou Zhongzhe”) is a minority shareholder of HiTek. As of May 31, 2019, Baotou Zhongzhe repaid $110,522.

(3)	Mr. Yin is the Company’s Chairman and the loan is for working capital purpose and due on demand at no interest. The loan was fully repaid as of June 30, 2018.

(4)	Mr. Yin is the director and a minority shareholder of Fengqi (Beijing) Zhineng Technology Co., Ltd.

(5)	Beijing Zhongzhe Yuantong Technology Co., Ltd. (“Beijing Zhongzhe”) and Baotou Zhongzhe Hengtong Technology Co., Ltd (described (2) above) are under common control. As of May 31, 2019, Beijing Zhongzhe repaid $334,384.

NOTE 9 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At December 31, 2018 and 2017, accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2018	2017
Payroll	$289,922	$251,681
Other payable	27,271	1,816
Total	$317,193	$253,497

NOTE 10 – STATUTORY RESERVE

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). As of December 31, 2018 and 2017, the balance of total statutory reserves were $547,777 and $312,993, respectively.

NOTE 11 – ORDINARY SHARES

The Company is authorized to issue 500,000,000 ordinary shares of $0.0001 par value. On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to nine shareholders. In connection with reorganization, all shares and per share amounts have been retroactively restated as if it occurred on January 1, 2016.

On December 26, 2017, HiTek received investment from shareholders in the amount of $449,066.

NOTE 12 – INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

HiTek Hong Kong Limited was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the consolidated financial statements as HiTek Hong Kong Limited has no assessable profits for the year ended December 31, 2018 and 2017.

PRC

The Company’s PRC operating subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. One of the Company’s subsidiaries located in the Xinjiang Huoerguosi special development zones, Huoerguosi, is currently exempt from corporate income tax in China from January 1, 2017 to December 31, 2020.

The Company’s income (loss) before income taxes includes the following:

	For the years ended December 31
	2018	2017
Non-PRC operations	$(7,626)	$-
PRC operations	2,699,936	2,633,847
Total income before income taxes	$2,692,310	$2,633,847

Income tax expense was comprised of the followings:

	For the years ended December 31,
	2018	2017
Current tax expense
PRC	$101,128	$106,384
Deferred tax expense
PRC	371,567	392,224
Total income tax expense	$472,695	$498,608

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The VIEs located in PRC are subject to examination in China and tax years for 2015 through 2017 are still open for examination in China. The unbilled revenue and cost were related to the timing difference between the PRC tax return and book under US GAAP. The cumulative tax effect at the expected rate of 25% of significant items comprising the net deferred tax amount is at December 31, 2018 and 2017 as follows:

	As of December 31,
	2018	2017
Deferred tax asset
Net operating loss	$18,694	$-
Deferred revenue	197,163	217,841
Unbilled cost	234,623	-
Allowance for doubtful accounts	89,159	93,834
Inventories obsolescence	18,840	30,216
Unrealized losses on trading securities	9,931	16,899
Accrued Bonus	29,121	-
Other	25,125	3,393
Total deferred tax assets	622,656	362,183
Deferred tax liabilities
Unbilled revenue	(845,714)	(225,090)
Deferred government subsidiary income	(33,621)	(28,953)
Other	(5,958)	(7,963)
Total deferred tax liabilities	(885,293)	(262,006)
Net deferred tax liabilities/assets	$(262,637)	$100,177

Following is a reconciliation of income tax expense at the effective rate to income tax at the calculated statutory rates:

	For the years ended December 31,
	2018	2017
PRC statutory tax rate	25.0%	25.0%
Permanent difference
For deferred offering costs	(3.5%)	(0.5%)
For others	1.0%	(0.3%)
Tax holiday effect	(4.9%)	(5.3%)
Effective tax rate	17.6%	18.9%

Uncertain Tax Positions

The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended December 31, 2018 and 2017.

NOTE 13 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the year ended December 31,
	2018	2017
Numerator:
Net income	$2,219,615	$2,135,239
Denominator:
Weighted-average shares used in computing basic and diluted net income per share*	10,987,679	10,987,679
Net income per share of ordinary shares: -basic and diluted*	$0.20	$0.19

*	On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares in connection with the reorganization (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

NOTE 14 – CONCENTRATIONS

For the year ended December 31, 2018, one customer which is a related party represented approximately 15% of HiTek’s revenue. At December 31, 2018, four customers accounted for 68% of the Company’s trade accounts receivable of which one customer is a related party and accounted for 23% of the Company’s trade accounts receivable.

For the year ended December 31, 2017, one customer represented approximately 11% of the Company’s revenue. At December 31, 2017, four customers accounted for 77% of the Company’s trade accounts receivable of which two customers are related parties and accounted for 46% of the Company’s trade accounts receivable.

For the year ended December 31, 2018, one supplier accounted for 10% of the total purchases. At December 31, 2018, three suppliers accounted for 43% of the Company’s trade accounts payable.

For the year ended December 31, 2017, one supplier accounted for 10% of the total purchases. At December 31, 2017, one supplier accounted for 34% of the Company’s trade accounts payable.

NOTE 15 – COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through November 19, 2023. Future minimum lease payments under the operating lease agreements are as follows:

Amount
Twelve months ending December 31,

2019	$94,190
2020	34,757
2021	17,451
2022	17,451
2023	15,464
$179,313

Rental expense for the year ended December 31, 2018 and 2017 were $92,234 and $82,380, respectively.

Underwriter Agreement

On January 16, 2018, Hitek entered into an agreement with Boustead Securities, LLC (“Boustead” or” underwriter”) and signed an amendment No. 1 to engagement with Boustead Securities, LLC at November 20, 2018. Boustead was engaged to act as the exclusive financial advisor to Hitek and its affiliates and subsidiaries in connection with Hitek’s planned initial public offering (“IPO”). The agreement will be expired in one year and can be terminated with mutual written agreement. For any extension of this agreement, Boustead will be paid an extension advisory fee of $40,000.

Success Fee

For any debt financing, Boustead will receive a cash success fee equal to 4% of the gross proceeds received and warrants to purchase the Company’s Class A Ordinary Shares equal to 4% of the gross proceeds received, exercisable at the strike price equal to 100% of the fair market value price of the Class A Ordinary Shares. The warrants will be exercisable within two and half year from the from issuance and also can be exercisable on a cashless basis. For any equity investment into the Company, Boustead will receive a cash success fee equal to six percent (6%) of the first $10,000,000 and five and one half percent (5.5%) of any amount in excess thereof and warrants to purchase the Company’s Class A Ordinary Shares equal to 6% of the gross proceeds received. The warrant will be exercisable at the strike price equal to 100% of the lower of the fair market value price of the Class A Ordinary Shares or the price paid by investors in the financing for the Company.  The warrants will be exercisable within two and half year from the issuance and also can be exercisable on a cashless basis.

Advisory Fee

Hitek agrees to pay Boustead a total of $75,000 as an advisory fee in two installments. $25,000 is payable upon the filing of an application for listing on NASDAQ, the NYSE or the NYSE American national securities exchanges and $50,000 is payable upon the close of the IPO.  In addition, Hitek shall pay Boustead $25,000 as advanced expense against its out-of-pocket accountable expenses that Hitek and Boustead anticipate will be incurred. The advance will be returned to Hitek to the extent such out-of-pocket accountable expenses are not actually incurred. As of December 31, 2018, the advance was recoded as the deferred offering cost in the consolidated balance sheet.

After the agreement expires on March 31, 2019, Hitek did not enter into renew agreement with Boustead. As of May 16, 2019, Hitek paid Boustead $67,500 and Hitek should pay Boustead an aggregate of $50,000 as an advisory fee.

Risks in relation to the VIE structure

It is possible that the Company’s operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to reach the Company’s VIE arrangements, and as a result the Company’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible that the contracts among WFOE, HiTek and HiTek’s shareholders would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements WFOE, HiTek and HiTek’s shareholders are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

NOTE 16 – SUBSEQUENT EVENTS

Underwriter Agreement

On May 10, 2019, Hitek entered into an agreement with Newbridge Securities Corporation (“Newbridge” or” underwriter”). Newbridge was engaged to act as the exclusive financial advisor to Hitek and its affiliates and subsidiaries in connection with Hitek’s planned initial public offering (“IPO”). The agreement will be expired in one year and can be terminated with mutual written agreement. The Company agreed to pay a $50,000 cash retainer ($25,000 payable within five (5) business days upon execution of the engagement letter in connection with the offering, and $25,000 to be paid upon the effectiveness of the registration statement for the offering). This $50,000 retainer will be credited against the financial advisory fee (as described below). At the closing of the IPO, Newbridge will receive a commission equal to seven percent (7%) of the gross proceeds received. Hitek agrees to pay Newbridge a total of $75,000 as an advisory fee, which is payable upon the final closing of the IPO of which $50,000 shall be deducted as the retainer.  In addition, Hitek shall pay Newbridge up to $85,000 as advanced expense against its non-accountable expenses that Hitek and Newbridge anticipate will be incurred. The advance will be returned to Hitek to the extent such out-of-pocket accountable expenses and non-accountable expenses are not actually incurred.

NOTE 17 – CORRECTION OF ERRORS

In accordance with FASB ASC 250, Accounting Changes and Error Corrections, the previously issued Consolidated Balance Sheet as of December 31, 2018 has been restated to reclassify certain amount of accounts receivable and accounts receivable-related parties into non-current accounts receivable and non-current accounts receivable-related parties, respectively. In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. The restatement had no effect on the Consolidated Statements of Operations and Comprehensive Income, the Consolidated Statement of change in stockholders’ equity and the Consolidated Statement of cash flows for the year ended December 31, 2018. The items were restated as follows:

	Previously reported
	December 31, 2018	(Decrease)/ Increase	December 31, 2018
			(Restated)
Consolidated Balance Sheets
Current assets:
Accounts receivable, net	$2,811,011	$(1,515,329)	$1,295,682
Accounts receivable-related parties, net	$1,316,841	$(726,509)	$590,332

Non-current assets
Non-current accounts receivable	$-	$1,515,329	$1,515,329
Non-current accounts receivable-related parties	$-	$726,509	$726,509

INDEX TO FINANCIAL STATEMENTS

HITEK GLOBAL INC.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Restated and Unaudited)	(Restated)
Assets
Current assets
Cash and cash equivalents	$786,683	$739,615
Short-term investments	1,577,297	2,094,402
Accounts receivable, net	1,843,677	1,295,682
Accounts receivable-related parties, net	426,373	590,332
Advances to suppliers, net	293,146	285,222
Inventories, net	793,813	72,501
Deferred offering cost	655,773	408,401
Prepaid expenses and other current assets	348,316	250,935
Due from related parties	1,774	1,012
Total current assets	6,726,852	5,738,102

Non-current assets
Non-current accounts receivable	1,917,670	1,515,329
Non-current accounts receivable-related parties	526,162	726,509
Property, equipment and software, net	1,050,920	1,240,222
Total non-current assets	3,494,752	3,482,060
Total Assets	$10,221,604	$9,220,162

Liabilities and Equity
Current Liabilities
Accounts payable	$225,541	$222,941
Deferred revenue	780,431	795,344
Taxes payable	594,214	585,530
Accrued expenses and other current liabilities	338,139	317,193
Total Current Liabilities	1,938,325	1,921,008

Non-current Liabilities
Deferred income tax liabilities, non-current	386,047	262,637
Total non-current liabilities	386,047	262,637
Total Liabilities	2,324,372	2,183,645

Commitments and Contingencies

Shareholders’ Equity
Ordinary Shares (par value $0.0001 per share, 500,000,000 shares authorized; 10,987,679 and 10,987,679 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	1,099	1,099
Additional paid-in capital	2,628,356	2,628,356
Statutory reserve	547,777	547,777
Retained earnings	4,693,527	3,835,590
Accumulated other comprehensive income	26,473	23,695
Total Shareholders’ Equity	7,897,232	7,036,517

Total Liabilities and Shareholders’ Equity	$10,221,604	$9,220,162

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenues
Hardware	$974,563	$709,972
Hardware - related parties	-	369,906
Tax devices and service	879,861	1,219,577
Software	585,353	570,872
Software - related party	83,473	129,990
IT services	435,353	463,422
Total revenues	2,958,603	3,463,739
Cost of revenues	(1,243,772)	(1,398,288)
Gross profit	1,714,831	2,065,451

Operating expenses:
General and administrative expenses	636,409	504,193
Selling expenses	168,758	1,272
Total operating expenses	805,167	505,465

Operating income	909,664	1,559,986

Other income (expense)
Government subsidies	23,830	31,516
Net investment income (loss)	86,610	(134,501)
Financial expense, net	(2,720)	(2,948)
Other, net	(17)	-
Total other income (expense)	107,703	(105,933)

Net income before provision for income taxes	1,017,367	1,454,053
Income tax expense	159,430	180,714

Net income	$857,937	$1,273,339
Comprehensive income
Net income	$857,937	$1,273,339
Foreign currency translation income (loss)	2,778	(136,773)

Comprehensive income	$860,715	$1,136,566
Earnings per ordinary share
– Basic and diluted	$0.08	$0.12

Weighted average number of ordinary shares outstanding
–Basic and diluted	10,987,679	10,987,679

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary Shares		Additional			Accumulated other comprehensive
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	income (loss)	Total Equity
Balance as of January 1, 2018	10,987,679	$1,099	$2,628,356	$312,993	$1,850,759	$387,241	$5,180,448
Foreign currency translation	-	-	-	-	-	(136,773)	(136,773)
Net income	-	-	-	-	1,273,339	-	1,273,339
Balance as of June 30, 2018 (unaudited)	10,987,679	$1,099	$2,628,356	$312,993	$3,124,098	$250,468	$6,317,014

	Ordinary Shares		Additional			Accumulated other
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	comprehensive income	Total Equity
Balance as of January 1, 2019	10,987,679	$1,099	$2,628,356	$547,777	$3,835,590	$23,695	$7,036,517
Foreign currency translation	-	-	-	-	-	2,778	2,778
Net income	-	-	-	-	857,937	-	857,937
Balance as of June 30, 2019 (unaudited)	10,987,679	$1,099	$2,628,356	$547,777	$4,693,527	$26,473	$7,897,232

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)

Operating Activities
Net income	$857,937	$1,273,339
Adjustments to reconcile net income to net cash used in by operating activities:
Depreciation and amortization	193,490	16,103
Loss on disposal of property, plant and equipment	17	-
Net investment (gain)/loss	(86,610)	134,501
Reversal of provision for doubtful accounts	(13,228)	(10,062)
Reversal of provision for obsolete inventories	(2,333)	(24,198)
Deferred income tax liabilities	124,462	115,589
Changes in operating assets and liabilities:
Short-term investment	613,160	(452,293)
Accounts receivable	(942,082)	(901,334)
Accounts receivable from related parties	370,711	(453,209)
Advances to suppliers	(7,506)	530,034
Deferred offering cost	(247,668)	(278,849)
Inventory, net	(727,433)	(501,930)
Prepaid expenses and other current assets	(101,201)	115,126
Due from related party	(769)	219,899
Accounts payable	2,280	(136,648)
Deferred revenue	(16,343)	(5,979)
Taxes payable	7,864	71,180
Due to related parties	-	(171,681)
Accrued expenses and other current liabilities	20,696	(41,807)
Net cash provided by (used in) operating activities	45,444	(502,219)

Effect of exchange rate changes on cash and cash equivalents	1,625	4,393
Net increase (decrease) in cash and cash equivalents	47,069	(497,826)
Cash and cash equivalents at beginning of period	739,614	867,570
Cash and cash equivalents at end of period	$786,683	$369,744

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$56,219	$86,133

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

Notes to UNAUDITED CONDENSED CONSOLIDATED Financial Statements

NOTE 1 – NATURE OF OPERATIONS

HiTek Global Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on November 3, 2017 in anticipation of an initial public offering. The Company through its variable interest entity (“VIE”) and VIE’s subsidiaries provide hardware sales, software sales, Information Technology (“IT”) maintenance services and tax devices and services in the People’s Republic of China (the “PRC”).

The Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, an entity 100% owned by Shenping Yin, and eight other shareholders on November 3, 2017 and December 16, 2017. Of the 10,987,679 ordinary shares, 74.55% was owned by Fortune Enterprise Holdings Limited. On November 20, 2017, the Company formed its wholly-owned subsidiary, HiTek Hong Kong Limited (“HiTek HK”) in Hong Kong. On March 15, 2018, HiTek HK formed its wholly-owned subsidiary, Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”) in PRC.

Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established in January 1996 by Shenping Yin, Xiaoyang Huang (the spouse of Shenping Yin) and nine other shareholders, who held 29.83%, 44.74% and 25.43% of its equity interests, respectively, in Xiamen, Fujian Province, PRC pursuant to PRC laws. The Company entered into a series of contractual arrangements with HiTek which were effective in March 2018, and its equity holders through WFOE to obtain control and became the primary beneficiary of HiTek.

In September 1999, Xiamen Huasheng HiTek Computer Network Co., Ltd (“Huasheng”), a fully owned subsidiary of HiTek was incorporated under the laws of the PRC.

In September 2017, Huoerguosi Hengda Information Technology Co., Ltd (“Huoerguosi”), a fully owned subsidiary of HiTek was established in XinJiang Province, PRC.

As all the above mentioned companies presented were under common control, the series of contractual arrangements between the Company and HiTek in March 2018 constituted a reorganization under common control and were required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including share and per share, which have been revised to reflect the effects of the reorganization.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements as of June 30, 2019 and for the six months periods ended June 30, 2019 and 2018 are unaudited. The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, the results of its operations and cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Amendment to Form F-1 for the year ended December 31, 2018 filed on June 20, 2019.

Basis of Consolidation

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and VIE companies, including HiTek, Huasheng and Huoerguosi. All inter-company transactions and balances have been eliminated upon consolidation.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

VIE Agreements with HiTek

Due to PRC legal restrictions or foreign ownership in certain sectors, neither we nor our subsidiaries own any equity interest in HiTek. Instead, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements (“VIE Agreements”) on March 31, 2018. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of HiTek, including absolute control rights and the rights to the assets, property and net income of HiTek. Accordingly, the Company is considered the primary beneficiary of VIE and has consolidated the VIE and the VIE’s subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis. The Exclusive Technical Consulting and Service Agreement has come into effect as of March 31, 2018. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter of 100% of HiTek’s quarterly profit. The term of the Exclusive Technical Consulting and Service Agreement is ten years unless it is terminated by WFOE with 30-day prior notice.

Equity Interest Pledge Agreement

WFOE, HiTek and HiTek shareholders entered into an Equity Interest Pledge Agreement, pursuant to which HiTek shareholders pledged all of their equity interest in HiTek to WFOE in order to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement as described above. The Equity Interest Pledge Agreement has come into effect as of March 31, 2018. During the term of the pledge, WFOE is entitled to receive any dividends declared on the pledged equity interest of HiTek. The Equity Interest Pledge Agreement ends when all contractual obligations under the Exclusive Technical Consulting and Service Agreement have been fully performed.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, part or all of their equity interests in HiTek. The option price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. The Exclusive Equity Interests Purchase Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Each shareholder of the HiTek has executed an irrevocable power of attorney in favor of WFOE. Pursuant to this power of attorney, the WFOE has full power and authority to exercise all of such shareholder’s rights with respect to his equity interest in the VIE Companies, including HiTek, Huasheng and Huoerguosi. The power of attorney will remain in force for so long as the shareholder remains a shareholder of HiTek.

As of June 30, 2019, there were no transactions in HiTek Global Inc. and HiTek HK besides minimal capital transactions.

Use of Estimates and Assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include allowance for doubtful accounts, inventory obsolescence, deferred taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

The U.S. GAAP accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related party, prepaid expenses and other, accounts payable and accrued liabilities, income taxes payable, VAT and other taxes payable, and due to related parties approximate their fair market value based on the short-term maturity of these instruments.

The Company’s investments in equity are measured at fair value on a recurring basis consist of various mutual funds and trading securities. The valuation for the Level 1 position is based on quoted prices in active markets. The following table presents information about short-term investments measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018.

	June 30,	December 31,
	2019	2018
	(Unaudited)
Trading equity securities	$179,042	$138,437
Mutual funds	1,398,255	1,955,965
Total	$1,577,297	$2,094,402

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of ordinary shares and dilutive potential ordinary shares outstanding during the period.

As of June 30, 2019 and December 31, 2018, there were no other contracts to issue ordinary shares, such as options, warrants or conversion rights, which would have a dilutive effect on earnings per share.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The normal payment period was approximately 30 days to 1 year after the customers received goods or were served. And the Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;

●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;

●	macroeconomic conditions that may affect a customer’s ability to pay; and

●	the relative importance of the customer relationship to the Company’s business.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. Considering the limited operating history with the large and medium sized customers, in accordance with ASC 210-10-45, the operating cycle of the Company is not identifiable. Therefore, the Company uses one-year time period as the basis to the separation of current and non-current assets.

Advances to Suppliers, Net

Advances to suppliers are the amounts prepaid to suppliers for purchases of inventory. In evaluating the reserve for doubtful account, the Company mainly considers the age of the balance. As of June 30, 2019 and December 31, 2018, advances to suppliers consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Advances to suppliers - Inventories	$298,895	$291,023
Less: reserve for doubtful account	(5,749)	(5,801)
Total	$293,146	$285,222

Property, Equipment and Software, net

Property, equipment and software, net are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of property, equipment and software, net when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture and office equipment	2-3 years
Computer equipment	2-3 years
Transportation equipment	5 years
Buildings and improvements	20 years
Software	3 years

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  The Company did not record any impairment charge as of June 30, 2019 and December 31, 2018.

Revenue Recognition

Beginning January 1, 2019, the Company has adopted the ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “FASB ASC 606”) for its new revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. With adoption of ASC 606, revenue is now recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied. The adoption of the new revenue recognition standard has no material impact on the Company’s consolidated financial statements for any periods prior to 2019. Therefore prior period amounts are not adjusted.

The Company generates its revenues primarily from four sources: (1) hardware sales, (2) software sales, (3) IT services and (4) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors, and etc. The sales of hardware represent a single performance obligation. The Company usually recognized the revenue at the point in time when ownership is transferred to end customers. Hardware sales are classified as “Revenue-Hardware” on the Company’s unaudited condensed consolidated statements of operations.

Software Sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes the revenue at the point in time when software is accepted by customer. Revenues from software sales contracts are classified as “Revenue-Software” on the Company’s unaudited condensed consolidated statements of operations.

IT Services

HiTek provides IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for periodical check, on-call repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery etc., The sales of IT service represent a single performance obligation.

Revenue from IT service contracts are recognized ratably over service period.

Tax Devices and Services

All businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services. The Company provides the after-sales supporting services and charges the service fee on an annual basis. The service period is usually one year.

Revenue from the sales of GTD devices is recognized at the point in time when ownership is transferred to end customers. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement.

The Company’s revenue derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual subscription fees for Golden Tax Disk received from customers but the services have not yet been performed. The Company recognizes the subscription amount as revenue on a straight-line basis in accordance with the service periods. Deferred revenue as of June 30, 2019 and December 31, 2018 was $780,431 and $795,344, respectively.

Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less.

Cost of Revenue

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Selling Expenses

Selling expenses consists of sales commission, primarily shipping and handling costs for products sold, and advertisement and marketing expenses for promotion of our products.

General and Administrative Expenses

General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, meals and entertainment, utilities, and other miscellaneous expenses incurred in connection with general operations. All depreciation expenses were recorded in general and administrative expenses because fixed assets are mainly for sales and administrative purpose.

Advertising Expense

The Company expenses advertising costs as incurred and are included as part of selling expenses. Advertising expenses for the six months ended June 30, 2019 and 2018 were $1,030 and $nil, respectively.

Government Subsidies

Grants are given by the government to support the Company 1) for the efforts of the employment of the local fresh graduates and 2) for the sales of software products. Grants are recognized as government subsidies income in the consolidated statements of operations when received.

Research and Development Expenses

The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed. FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore research and development costs are generally expensed as incurred.

The Company expenses research and development expenses as incurred and are included as part of general and administrative expenses. Research and development expenses for the six months ended June 30, 2019 and 2018 were $17,391 and $17,573, respectively.

The Company defers certain costs related to the software development activities associated with certain software which the Company has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Company has two software (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application). As of December 31, 2018, the two software programs were placed into service and an aggregate of $1,073,237 was capitalized and recorded as Property, equipment and software, net in the consolidated balance sheet. For the six months ended June 30, 2019 and 2018, amortization expense amounted to $179,151 and $nil, respectively.

Value Added Taxes (“VAT”)

Prior to May 1, 2018, the Company is subject to VAT at the rate from 6% and 17% on revenue generated from providing services and products, respectively. Starting from May 1, 2018, the VAT rate for revenue generated from providing products was changed from 17% into 16%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% into 13%. VAT is reported as a deduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable.

Foreign Currency Translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of June 30, 2019 and December 31, 2018 and for the six months ended June 30, 2019 and 2018 are as follows:

	June 30,	December 31,	Six months ended June 30,
	2019	2018	2019	2018
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:1USD	6.8657	6.8764	6.7851	6.36655

Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders and changes in paid-in capital. For the Company, comprehensive income as of June 30, 2019, and June 30, 2018 consisted of net income and unrealized income (loss) from foreign currency translation adjustment.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

Recently issued accounting pronouncements

Revenue Recognition:  In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP and permits the use of either the full retrospective or modified retrospective transition method. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date.

During 2016, the FASB also issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; ASU 2016-11, Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting; and ASU 2016-12,Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, all of which were issued to improve and clarify the guidance in ASU 2014-09. The new standard also permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method). Accordingly, the updated standard is effective for the Company in the first quarter of fiscal 2019 and the Company utilized the modified retrospective method.

The Company completed its analysis of Topic 606 and has concluded that the measurement of revenue and the timing of recognizing revenue is not expected to change for the hardware, tax devices and service, software, and IT services revenue. Based on the Company’s analysis, it did not identify a material cumulative catch-up adjustment to the opening consolidated balance sheet on January 1, 2019.

In August 2018, the FASB issued ASU 2018-13,” Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” “These amendments modify the disclosure requirements in Topic 820 as follows: Removals of the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements; and for nonpublic entities, the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period. Modifications in lieu of a roll forward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities; For investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly; and the amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date. Additions, the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements.” Amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. Adoption of ASU 2018-13 is not expected to have material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” These amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The amendments are effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Adoption of ASU 2018-13 is not expected to have material impact on the consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities”. “The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The ASU also amends the guidance for determining whether a decision-making fee is a variable interest. The amendments require organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety (as currently required in GAAP). Therefore, these amendments likely will result in more decision makers not consolidating VIEs. This ASU are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Adoption of ASU 2018-17 is not expected to have material impact on the consolidated financial statements.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements”. “These amendments align the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. (Issue 1). The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all “principal payments received under leases” within investing activities. (Issue 2). Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. (Issue 3). “The transition and effective date provisions apply to Issue 1 and Issue 2. They do not apply to Issue 3 because the amendments for that Issue are to the original transition requirements in Topic 842. The effective date of those amendments is for fiscal years beginning after December 15, 2019. Adoption of ASU 2019-01 is not expected to have material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3 – SHORT-TERM INVESTMENT

Short-term investments consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Short-term investments
Trading equity securities	$179,042	$138,437
Mutual fund	1,398,255	1,955,965
Total	$1,577,297	$2,094,402

Investment income (loss) for the six months ended June 30, 2019 and 2018 consists of the following:

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Gain from sales of short-term investments:
Trading equity securities	$51,467	$(138,289)
Mutual fund	45,740	27,559
Unrealized holding loss:
Trading equity securities	(10,597)	(23,771)
Net investment income (loss)	$86,610	$(134,501)

NOTE 4 – accounts receivable, NET

At June 30, 2019 and December 31, 2018, accounts receivable, net consisted of the following:

	June 30,	December 31,
	2019	2018
	(Restated and Unaudited)	(Restated)
Accounts receivable	$2,167,164	$1,633,576
Less: allowance for doubtful accounts	(323,487)	(337,894)
Account receivable, net	$1,843,677	$1,295,682
Account receivable,-related parties, net	$426,373	$590,332
Non-current accounts receivable	$1,917,670	$1,515,329
Non-current accounts receivable-related parties	$526,162	$726,509

The allowance for the doubtful accounts at June 30, 2019 and December 31, 2018, totaled $323,487 and $337,894, respectively, representing management best estimate. The following table describes the movements in the allowance for doubtful accounts during the six months ended June 30, 2019 and during the years ended December 31, 2018:

Balance at December 31, 2017	$375,337
Decrease in allowance for doubtful accounts	(17,929)
Foreign exchange difference	(19,514)
Balance at December 31, 2018	$337,894
Decrease in allowance for doubtful accounts	(15,111)
Foreign exchange difference	704
Balance at June 30, 2019	$323,487

The Company reviews the outstanding receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. For the six months ended June 30, 2019 and 2018, doubtful accounts expense amounted to -$15,111 and -$11,072, respectively.

NOTE 5 – INVENTORIES, NET

At June 30, 2019 and December 31, 2018, inventories consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Inventory	$866,985	$147,861
Less: reserve for obsolete inventories	(73,172)	(75,360)
Total	$793,813	$72,501

Inventory includes computer, network hardware, and Golden Tax Disks. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

NOTE 6 – PROPERT, equipment AND SOFTWARE, net

At June 30, 2019 and December 31, 2018, property, equipment and software, net consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Office furniture	$4,619	$5,159
Computer equipment	7,697	7,685
Transportation equipment	68,007	67,902
Buildings and improvements	451,443	450,740
Software	1,074,909	1,073,237
	1,606,675	1,604,723
Less: accumulated depreciation and amortization	(555,755)	(364,501)
Net book value	$1,050,920	$1,240,222

For the six months ended June 30, 2019 and 2018, depreciation and amortization expense amounted to $193,490 and $16,103, respectively.

NOTE 7 – Taxes payable

At June 30, 2019 and December 31, 2018, taxes payable consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Value-added Tax payable	$511,780	$480,079
Income tax payable	34,752	55,668
Other taxes payable	47,682	49,783
Total	$594,214	$585,530

NOTE 8 – RELATED PARTY TRANSACTIONS

The following represented related party balances as of June 30, 2019 and December 31, 2018:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Accounts receivable
Baotou Zhongzhe Hengtong Technology Co., Ltd. (1)	$255,866	$365,991
Beijing Zhongzhe Yuantong Technology Co., Ltd. (2)	696,669	950,850
	$952,535	$1,316,841

	June 30,	December 31,
	2019	2018
	(Unaudited)
Due from related parties
Fengqi (Beijing) Zhineng Technology Co., Ltd. (3)	$1,774	$1,012
	$1,774	$1,012

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenue
Beijing Zhongzhe Yuantong Technology Co., Ltd. (2)	83,473	499,896
	$83,473	$499,896

(1) Baotou Zhongzhe Hengtong Technology Co., Ltd. (“Baotou Zhongzhe”) is a minority shareholder of HiTek. As of November 12, 2019, Baotou Zhongzhe repaid $72,826.

(2) Beijing Zhongzhe Yuantong Technology Co., Ltd. (“Beijing Zhongzhe”) and Baotou Zhongzhe Hengtong Technology Co., Ltd (described (1) above) are under common control. As of November 12,  2019, Beijing Zhongzhe repaid $72,826.

(3) Mr. Yin is the director and a minority shareholder of Fengqi (Beijing) Zhineng Technology Co., Ltd.

NOTE 9 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At June 30, 2019 and December 31, 2018, accrued expenses and other current liabilities consisted of the following:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Payroll	$315,613	$289,922
Other payable	22,526	27,271
Total	$338,139	$317,193

NOTE 10 – INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

HiTek Hong Kong Limited was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the consolidated financial statements as HiTek Hong Kong Limited has no assessable profits for the six months ended June 30, 2019 and 2018.

China

The Company’s PRC operating subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. One of the Company’s subsidiaries located in the Xinjiang Huoerguosi special development zones, Huoerguosi, is currently exempt from corporate income tax in China from January 1, 2017 to December 31, 2020.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The VIEs located in PRC are subject to examination in China and tax years for 2015 through 2018 are still open for examination in China.

Following is a reconciliation of income tax expense at the effective rate to income tax at the calculated statutory rates:

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25%	25%
Permanent difference
For deferred offering costs	(2.5)%	(3.8)%
For others	1.3%	1.0%
Tax holiday effect	(8.1)%	(9.8)%
Effective tax rate	15.7%	12.4%

Uncertain Tax Positions

The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018.

NOTE 11 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Numerator:
Net income	$857,937	$1,273,339
Denominator:
Weighted-average shares used in computing basic and diluted net income per share	10,987,679	10,987,679
Net income per share of ordinary shares: -basic and diluted	$0.08	$0.12

NOTE 12 – CONCENTRATIONS

Major Customers

For the six months ended June 30, 2019, two customers represented approximately 20% and 10% of HiTek’s revenue. At June 30, 2019, three customers accounted for 58% of the Company’s trade accounts receivable, net and one customer which is a related party of the HiTek accounted for 15% of the Company’s trade accounts receivable, net.

For the six months ended June 30, 2018, two customers represented approximately 12% and 13% of HiTek’s revenue and one customer which is a related party of the HiTek represented approximately 14% of HiTek’s revenue. At June 30, 2018, two customers accounted for 41% of the Company’s trade accounts receivable, net and two customers which are related parties of the HiTek accounted for 39% of the Company’s trade accounts receivable, net.

Major Suppliers

For the six months ended June 30, 2019, two suppliers accounted for 27% and 26% of the total purchases. At June 30, 2019, one supplier accounted for 19% of the Company’s trade accounts payable.

For the six months ended June 30, 2018, one supplier accounted for 10% of the total purchases. At June 30, 2018, three suppliers accounted for 57% of the Company’s trade accounts payable.

NOTE 13 – COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through March 9, 2023. Future minimum lease payments under the operating lease agreements are as follows:

Amount
(Unaudited)
Twelve months ending December 31,

2019	$45,205
2020	34,757
2021	17,451
2022	17,451
2023	15,464
$130.328

Rental expense for the six months ended June 30, 2019 and 2018 were $50,224 and$47,241, respectively.

Underwriter Agreement

On May 10, 2019, HiTek entered into an agreement with Newbridge Securities Corporation (“Newbridge” or” underwriter”). Newbridge was engaged to act as the exclusive financial adviser to HiTek and its affiliates and subsidiaries in connection with HiTek’s planned initial public offering (“IPO”). The agreement will be expired in one year and can be terminated with mutual written agreement.

Success Fee

The Company agreed to pay a $50,000 cash retainer ($25,000 payable within five (5) business days upon execution of the engagement letter in connection with the offering, and $25,000 to be paid upon the effectiveness of the registration statement for the offering). This $50,000 retainer will be credited against the financial advisory fee (as described below). At the closing of the IPO, Newbridge will receive a commission equal to seven percent (7%) of the gross proceeds received.

Advisory Fee

HiTek agrees to pay Newbridge a total of $75,000 as an advisory fee, which is payable upon the final closing of the IPO of which $50,000 shall be deducted as the retainer.  In addition, HiTek shall pay Newbridge up to $85,000 as advanced expense against its non-accountable expenses that HiTek and Newbridge anticipate will be incurred. The advance will be returned to HiTek to the extent such out-of-pocket accountable expenses and non-accountable expenses are not actually incurred.

Risks in relation to the VIE structure

It is possible that the Company’s operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to reach the Company’s VIE arrangements, and as a result the Company’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible that the contracts among WFOE, HiTek and HiTek’s shareholders would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements WFOE, HiTek and HiTek’s shareholders are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

NOTE 14 – SUBSEQUENT EVENTS

The Company renewed the agreement with Newbridge Securities, LLC (“Newbridge” or” underwriter”) on October 14, 2019.

Success Fee

At the closing of the offing, the Company will pay to Newbridge a fee equal to 8.5% instead of 7% of the gross offering proceeds received by the Company from the sale of the securities placed by Newbridge pursuant to the Offering.

Advisory Fee

HiTek agrees to pay Newbridge a total of $25,000 instead of $75,000 as an advisory fee and is payable upon the close of the IPO. HiTek shall pay Newbridge a non-accountable expense up to $105,000 instead of $85,000 for the legal and roadshow expenses. The HiTek shall pay Newbridge a out-of-pocket travel expense of $15,000 for due diligence purpose and the HiTek had paid off the expense.

NOTE 15 – CORRECTION OF ERRORS

In accordance with FASB ASC 250, Accounting Changes and Error Corrections, the previously issued Consolidated Balance Sheet as of June 30, 2019  has been restated to reclassify certain amount of accounts receivable and accounts receivable-related parties into non-current accounts receivable and non-current accounts receivable-related parties, respectively. In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company. The restatement had no effect on the Consolidated Statements of Operations and Comprehensive Income, the Consolidated Statement of change in stockholders’ equity and the Consolidated Statement of cash flows for the six months ended June 30, 2019. The items were restated as follows:

	Previously reported
	June 30, 2019	(Decrease)/ Increase	June 30, 2019
	(Unaudited)		(Restated and Unaudited)
Consolidated Balance Sheets
Current assets:
Accounts receivable, net	$3,761,347	$(1,917,670)	$1,843,677
Accounts receivable-related parties, net	$952,535	$(526,162)	$426,373

Non-current assets
Non-current accounts receivable	$-	$1,917,670	$1,917,670
Non-current accounts receivable-related parties	$-	$526,162	$526,162

Hitek Global Inc.

1,800,000 Ordinary Shares

Prospectus

                             , 2020

Until [●], 2020 (25 days after commencement of our initial public offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealers, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, Star Discover Global Limited, Oriental Xinhe Holdings Limited, Luotec Information Limited, Lintec Information Limited, Tians Technology Limited, Centurion Tech Holdings Limited, Eternal Blessing Holdings Limited and Circatrade Universal Holdings Limited as inducements for them to enter into the VIE Agreements pursuant to which the Company shall obtain absolute control rights and the rights to the assets, property and revenue of HiTek. The issuance was conducted in private transactions under Cayman Islands laws.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, People’s Republic of China, January 7, 2020.

HiTek Global Inc.

By:	/s/ Xiaoyang Huang
Xiaoyang Huang
Chief Executive Officer
(Principal Executive Officer)

/s/ Tianyu Xia
Tianyu Xia
Chief Financial Officer
(Principal Accounting and Financial Officer)

Signature	Capacity	Date

/s/ Xiaoyang Huang	Chief Executive Officer and Director	January 7, 2020
Xiaoyang Huang

*	Chairman of the Board	January 7, 2020
Shenping Yin

/s/ Tianyu Xia	Chief Financial Officer	January 7, 2020
Tianyu Xia

*	Chief Technology Officer	January 7, 2020
Bo Shi

*	Director	January 7, 2020
Wenhua Yang

*	Director	January 7, 2020
Jianben Song

*	Director	January 7, 2020
Lawrence Venick

* By:	/s/ Xiaoyang Huang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on January 7, 2020.

Hunter Taubman Fischer & Li LLC

By:	/s/ Joan Wu
Name: Joan Wu
Title: Partner

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Association***
3.2	Memorandum of Association***
3.3	Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Certificate for Ordinary Shares*
5.1	Opinion of Maples regarding the validity of the Ordinary Shares being registered***
8.1	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)***
8.2	Opinion of Hunter Taubman Fischer & Li LLC regarding certain U.S. Federal Income Taxation matters***
10.1	Employment Agreement by and between CEO Xiaoyang Huang and the Company on July 1, 2018***
10.2	Employment Agreement by and between CTO Bo Shi and the Company on July 1, 2018***
10.3	Employment Agreement by and between CFO Tianyu Xia and the Company on September 2, 2018***
10.4	Exclusive Technical Consultation and Service Agreement dated March 31, 2018, between WFOE and HiTek***
10.5	Equity Interests Pledge Agreement dated March 31, 2018, between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., Baotou Zhongzhe Hengtong Technology Co., Ltd.***
10.6	Exclusive Equity Interests Purchase Agreement dated March 31, 2018, amongst WFOE, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., Baotou Zhongzhe Hengtong Technology Co., Ltd., and HiTek***
10.7	Form of Power of Attorney dated March 31, 2018, between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd., Baotou Zhongzhe Hengtong Technology Co., Ltd.***
23.1	UHY LLP consent*
23.2	Consent of Maples (included in Exhibit 5.1)***
23.3	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)***
99.1	Code of Business Conduct and Ethics of the Registrant***
99.2	Opinion of Jingtian & Gongcheng, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements***
99.3	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4***

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed

II-4